EXECUTION COPY

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.42

LICENSE AGREEMENT

BY AND BETWEEN

REVANCE THERAPEUTICS, INC.

AND

SHANGHAI FOSUN PHARMACEUTICAL INDUSTRIAL DEVELOPMENT CO., LTD.

DECEMBER 4, 2018

LICENSE AGREEMENT
This License Agreement (the “Agreement”) is entered into as of December 4, 2018 (the “Effective Date”) by and between Revance Therapeutics, Inc., a Delaware corporation with a place of business at 7555 Gateway Blvd., Newark, California, 94560 (“Revance”) and Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd., a Chinese corporation with a place of business at Building A, 1289 Yishan Road, Minhang District, Shanghai 200233, China (“Fosun”). Revance and Fosun are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS
WHEREAS, Revance is a biotechnology company developing botulinum toxin products for use in aesthetic and therapeutic indications, including a certain proprietary biological product known as RT002;
WHEREAS, Fosun is a pharmaceutical company engaged in the research, development and commercialization of products for human use in the aesthetic and therapeutic settings;
WHEREAS, Revance and Fosun desire to establish a license agreement for the further development and commercialization of RT002, with the objective of providing pharmaceutical products in specified territories to patients.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS AND CONSTRUCTION
The following terms shall have the following meanings as used in this Agreement:
Section 1.01    “Aesthetic Indication” means the treatment, minimization, and/or eradication of, or the appearance of any lines or wrinkles on the body, including without limitation, glabellar lines and crow’s feet on the face.
Section 1.02    “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, from time to time and for so long as such control exists. For purposes of this definition of Affiliate, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of a Person or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 1.03    “Alliance Manager” shall have the meaning assigned in Section 3.01.
Section 1.04    “Annual Net Sales” means the Net Sales made during any given Calendar Year.
Section 1.05    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, bribery, racketeering, money laundering or terrorism in the Territory.
Section 1.06     “Applicable Laws” means all applicable statutes, ordinances, codes, executive or governmental orders, laws, rules and regulations, including without limitation, any rules, regulations, guidelines or other requirements of Regulatory Health Authorities, that may be in effect from time to time.
Section 1.07     “Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Laws outside the United States.
Section 1.08     “Biosimilar” means, with respect to the Product, any pharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to market and sell such product as a pharmaceutical product, including required pricing; (b) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of Revance or Fosun or any of their respective Affiliates, licensees or sublicensees with respect to the Product; (c) is highly similar to the Product notwithstanding minor differences in clinically inactive components; (d) has no clinically meaningful differences from the Product in terms of safety, purity, and potency; and (e) is approved as (i) a “biosimilar” (in the United States) of the Product, or (ii) if not in the US, the foreign equivalent of a “biosimilar” of the Product in the Territory; in each case for use in such country pursuant to an expedited regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., the BPCIA Act or an equivalent under foreign law) and where such Regulatory Approval was based in significant part upon clinical data generated by Revance, Fosun or their respective Affiliates or Sublicensees with respect to the Product.
Section 1.09    “BLA” means (a) in the US, a Biologics License Application, as defined in the BPCI Act, and applicable regulations promulgated thereunder by the FDA, or any equivalent application that replaces such application, (b) in the Territory, the relevant equivalent to the foregoing.
Section 1.10    “BPCI Act” means the Biologics Price Competition and Innovation Act of 2009 within the Patient Protection and Affordable Care Act, as set forth in Section 351(k) of the United States Public Health Services Act (42 U.S.C. 262), which was signed into law in the United States in March 2010, as may be subsequently amended.
Section 1.11    “Breaching Party” shall have the meaning assigned in Section 11.02(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 1.12    “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banking institutions are authorized or required by Applicable Laws to be closed in New York City, New York or in Shanghai, People’s Republic of China.
Section 1.13    “Calendar Quarter” means each successive period of three (3) consecutive calendar months commencing on 1st January, 1st April, 1st July and 1st October.
Section 1.14    “Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on 1st January.
Section 1.15     “Change of Control” means, with respect to a Party, (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Party’s assets; or (b) a merger or consolidation in which, whether or not such Party is the surviving corporation, the shareholders of such Party immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the surviving entity’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Party’s stock or the issuance, sale, or exchange of stock of the Party) if a single Person or group of Persons who are Affiliates (including, without limitation, Affiliates that are venture capital or investment divisions of such Person) and who are engaged in the research, development, manufacturing and commercialization of pharmaceutical products acquire the Party’s stock in such transaction or series of related transactions that possesses a majority of voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors.
Section 1.16    “Co-Chair” shall have the meaning assigned in Section 3.04.
Section 1.17    “Combination Product” means any combination of the Product and any other commercial product(s), including fillers, where such products are not formulated together but are sold together as a single product and invoiced as one product. For purposes of Section 1.54, the other commercial product(s) shall be referred to as the “Other Product(s)”.
Section 1.18    “Commercialization” means all activities undertaken relating to the marketing and sale of Product, advertising, education, planning, marketing, promotion, distribution, market and product support, and any post-approval clinical studies commenced after the First Commercial Sale of the Product in the Territory. “Commercialize” shall have a corresponding meaning.
Section 1.19    “Commercialization Plan” shall have the meaning assigned in Section 4.09.
Section 1.20    “Commercially Reasonable Efforts” shall mean, with respect to a Party’s obligations under this Agreement, the efforts and resources typically used by pharmaceutical companies similar in size and scope to perform the obligations at issue, which efforts shall not be less than those efforts made by the performing Party with respect to other products at a similar stage

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of development or in a similar market and commercial potential, taking into account the competitiveness of the market place, the proprietary position of the products, the regulatory structure involved and the profitability of the applicable products. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party apply efforts sufficient to carry out the given obligation in a diligent and sustained manner without undue interruption, pause, or delay. It is anticipated that the level of effort will change over time, reflecting changes in the status of the Product and the market involved.
Section 1.21     “Competitive Product” means any pharmaceutical composition [*], regardless of formulation, dosage, or form, other than the Product.
Section 1.22    “Confidential Information” means, subject to the exceptions listed at Section 7.02, any and all (a) Know-How relating to the Exploitation of the Product or relating to other aspects of this Agreement, and (b) Information and Materials, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party, including the terms of this Agreement.
Section 1.23    “Control” means, with respect to an item of Know-How, Patent or other Intellectual Property Rights, the ability and authority of a Party or its Affiliates, whether arising by ownership, or pursuant to a license or sublicense, to grant licenses, sublicenses, or other rights to the other Party under or to such item of Know-How, Patent or Intellectual Property Rights as provided for in this Agreement without breaching the terms of any agreement between such Party and any Third Party.
Section 1.24    “Cost of Goods”, to be more specifically defined in the Supply Agreement, shall mean the fully burdened cost of manufacturing and supplying finished Product (as defined in Section 1.61), such costs to include the cost of direct materials and labor, conversion, packaging and labeling, associated freight expenses, and attributable portion of overhead. For clarity, Fosun’s Cost of Goods will be consistent with internal and external reporting for Revance’s Cost of Goods and associated Product gross margin calculations, as per U.S. GAAP. The Cost of Goods shall be subject to the condition defined at Exhibit E hereto.
Section 1.25    “CRO” means a contract research organization, as defined in 21 C.F.R. 312 or in any Applicable Laws, that assumes, as an independent contractor with the sponsor of a clinical trial, one or more of the obligations of a sponsor, e.g., design of a protocol, selection or monitoring of investigations, evaluation or reports, and preparation of materials to be submitted to the applicable Regulatory Authority.
Section 1.26    “Development” means all activities relating to obtaining Regulatory Approval of the Product and new Indications therefor, but excluding activities related to the manufacture of Product. Development activities includes, for example, (a) the conduct of all preclinical and clinical testing required for Regulatory Approval of the Product in the Territory, (b) the conduct of all regulatory activities directed to obtaining and maintaining Regulatory Approval of the Product in the Territory. “Develop” and “Developing” shall have a corresponding meaning.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 1.27    “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of the Product as a drug in a regulatory jurisdiction.
Section 1.28    “Effective Date” shall have the meaning assigned in the first paragraph of this Agreement.
Section 1.29    “Exploit” means to import, use, sell or offer for sale, including to Develop and Commercialize, the Product in the Territory. “Exploitation” shall have a corresponding meaning.
Section 1.30    “FDA” means the United States Food and Drug Administration or any successor thereto.
Section 1.31    “FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq., as amended from time to time.
Section 1.32    “Field” means any and all uses of Product under an Aesthetic Indication or Therapeutic Indication.
Section 1.33    “Filing” means, with respect to a submission to a Regulatory Health Authority, the date that such submission is confirmed to have been received by the relevant Regulatory Health Authority.
Section 1.34    “First Commercial Sale” means, with respect to the Product, the first arm’s length sale for monetary value by Fosun, its Affiliates, or its Sublicensees to a Third Party for end use or consumption by the general public of the Product in the Territory for any Indication.
Section 1.35    “Fosun Technology” means all Patents and Know-How (i) Controlled by Fosun as of the Effective Date, or (ii) that thereafter comes into Fosun’s Control independent of this Agreement, and in each case, that is not Product-related IPR. For clarity, Fosun Technology may include inventions that are broadly applicable to the Development or Commercialization of pharmaceutical products generally.
Section 1.36    “Fosun Triggered Termination” shall have the meaning assigned in Section 11.03.
Section 1.37     “GCP” or “Good Clinical Practices” means the current standards for clinical trials for pharmaceuticals, as set forth in China as well as in the United States Code of Federal Regulations, ICH guidelines and applicable regulations, laws or rules as promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by other organizations and governmental agencies in the Territory.
Section 1.38     “GLP” or “Good Laboratory Practices” means good laboratory practices required under the regulations set forth in 21 C.F.R. Part 58, as in effect during the Term, and the requirements thereunder imposed by the FDA and the NMPA, and the equivalent thereof in any jurisdiction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 1.39    “Government Official” means any Person employed by or acting on behalf of a Governmental Body, government-controlled entity or public international organization.
Section 1.40    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).
Section 1.41    “IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.
Section 1.42    “IND” means an Investigational New Drug application or the equivalent filed with or submitted to the relevant Regulatory Health Authority, including, for example, the FDA, for authorization to commence human clinical trials.
Section 1.43    “Indication” means any distinct Aesthetic Indication or Therapeutic Indication.
Section 1.44    “Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.
Section 1.45    “Information” means (a) techniques, information and data necessary or useful for the Development or Commercialization of the Product, including without limitation, Know-How, marketing, pricing, distribution, cost, sales, and manufacturing data or descriptions as well as (b) any information or data relating to Materials.
Section 1.46    “Intellectual Property Rights” or “IPR” means Patents, Trademarks, service marks, Know-How, Trade Secrets (including patentable inventions), trade names, registered designs, design rights, copyrights (including rights in computer software), domain names, database rights and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.
Section 1.47    “I.U.” means with respect to a measure of Product, an international unit.
Section 1.48     “Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), Trade Secrets, processes, means, methods, practices, formulae, instructions, procedures, techniques, materials, technology, results, analyses, designs, drawings, computer programs, apparatuses, specifications, technical assistance, laboratory, pre-clinical and clinical data (including laboratory notes and notebooks), and other material or know-how, in written, electronic or any other form, whether or not confidential,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

proprietary or patentable, including without limitation: development technology; biology, chemistry, pharmacology, toxicology, drug stability, Manufacturing and formulation, test procedures, synthesis, purification and isolation techniques, quality control data and information, methodologies and techniques; information regarding clinical and non-clinical safety and efficacy studies, including study designs and protocols, marketing studies, absorption, distribution, metabolism and excretion studies; assays and biological methodology.
Section 1.49    “Knowledge” means the good faith understanding of the officers of the Party associated with the representation.
Section 1.50    “Losses” means any and all direct and indirect liabilities, claims, actions, damages, losses or expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements. In calculating Losses, the legal duty to mitigate on the part of the Party suffering the Loss shall be taken into account.
Section 1.51    “Manufacture” or “Manufacturing” means activities in connection with the manufacture, processing, formulating, testing (including, without limitation quality control, quality assurance and lot release testing), bulk packaging or storage and delivery of Product.
Section 1.52    “Manufacturer” means Revance or such other Person as may be appointed to supply Product to Fosun pursuant to the Supply Agreement.
Section 1.53     “Materials” means information, data or assays necessary or useful for the Development or Commercialization of Product in the Territory. Materials excludes any materials associated with Revance Manufacturing Know-How.
Section 1.54    “Net Sales” means the gross amount invoiced by Fosun, its Affiliates or Sublicensees, for sales of Product to a Third Party (that is not an Affiliate or Sublicensee) less the following deductions from such gross amounts to the extent included in the gross amount invoiced for such Product or otherwise directly paid or incurred by Fosun, its Affiliates or Sublicencees:
(a)    customary trade discounts, credits or allowances, not to exceed [*] of the gross amount invoiced;
(b)    credits or allowances additionally granted upon returns, rejections or recalls (except where such recall arises out of the gross negligence, willful misconduct, or fraud by Fosun, its Affiliates or Sublicensees);
(c)    taxes, duties or other governmental tariffs (other than income taxes); and
(d)    government mandated rebates.
Notwithstanding the foregoing, such aggregated allowable deductions shall not exceed [*] of the gross amount invoiced.
For the avoidance of doubt, sales between or among Fosun and its Affiliates or Sublicensees will be excluded from the computation of Net Sales, but the subsequent final sales to a Third Party

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by such Affiliate or Sublicensee will be included in the computation of Net Sales. For the further avoidance of doubt, gross amounts invoiced shall exclude value added taxes payable by Fosun as per Applicable Laws.
Net Sales for a Combination Product in the Territory shall be calculated as follows:
(i)    If the Product and Other Product(s) in such Combination Product each are sold separately in the Territory, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the standard average sales price in the Territory of the Product separately in the same formulation and dosage, and B is the (sum of the) standard average sales price(s) in the Territory of the Other Product(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.
(ii)    If the Product is sold independently of the Other Product(s) in the Territory, but the standard average sales price of the Other Product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the standard average sales price in the Territory of the Product sold separately in the same formulation and dosage and C is the standard average sales price in the Territory of the Combination Product, during the applicable Calendar Year.
(iii)    If neither (i) nor (ii) above apply, the Parties will work together in good faith to determine the Net Sales of the Combination Product based on the relative values of the Product and the Other Product(s).
Section 1.55    “NMPA” means the National Medical Products Administration under the People’s Republic of China’s State Administration for Market Regulation, or any successor thereto. For the avoidance of doubt, the NMPA shall refer to the agency formerly known as the People’s Republic of China’s Food and Drug Administration (CFDA).
Section 1.56    “Non-Breaching Party” shall have the meaning assigned in Section 11.02(a).
Section 1.57    “Patent” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 1.58    “Payments” shall have the meaning assigned in Section 6.07(a).
Section 1.59    “Person” means any individual, sole proprietorship, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
Section 1.60    “Pharmacovigilance Agreement” shall have the meaning assigned in Section 4.07(a).
Section 1.61     “Product” means the finished form of the injectable pharmaceutical drug product containing daxibotulinumtoxinA, also referred to by Revance as RT002, that is manufactured and supplied by the Manufacturer in accordance with the Supply Agreement, and suitable for human administration.
Section 1.62    “Product-related IPR” means all Intellectual Property Rights, including but not limited to rights to Patents and clinical data, not otherwise licensed by Revance to Fosun under this Agreement, that is discovered, invented, generated, collected, or obtained by Fosun, its Affiliates, or Sublicensees in the performance of activities conducted pursuant to this Agreement that relate to the Product and are necessary and/or useful to the Exploitation of the Product anywhere in the world.
Section 1.63     “Regulatory Approval” means any and all approvals (including without limitation pricing and reimbursement approvals), product or establishment licenses, registrations, or authorizations of any regional, federal, state, or local Regulatory Health Authority, department, bureau, or other governmental entity, necessary to commercially distribute, sell or market the Product in a regulatory jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such jurisdiction, (b) pre- and post-approval marketing authorizations, (c) labeling approval and (d) technical, medical and scientific licenses.
Section 1.64    “Regulatory Authority” means any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any quasi-governmental Person or entity exercising the functions of any of these.
Section 1.65    “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Health Authorities (including minutes and official contact reports relating to any communications with any Regulatory Health Authority) and all supporting documents, including documentation arising in the course of all clinical studies and tests, in each case relating to the Product, including all INDs, BLAs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.
Section 1.66    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Health Authority with respect to Product other than

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Patents, including, without limitation, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the U.S.
Section 1.67    “Regulatory Health Authority” means any applicable national (for example, FDA or NMPA), supranational, regional, state, provincial or local regulatory health authority, department, bureau, commission, council, or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Product in the Territory pursuant to the terms and conditions of this Agreement, including any such entity involved in the granting of Regulatory Approval for pharmaceutical products.
Section 1.68    “Revance” shall have the meaning set forth in the preamble.
Section 1.69    “Revance Change of Control” shall have the meaning set forth in Section 2.07.
Section 1.70    “Revance Corporate Trademarks” shall have the meaning set forth in Section 1.75.
Section 1.71    “Revance Know-How” means any and all know how, information, data (including, without limitation, pre-clinical data, toxicology information and clinical trial data), documents, materials, and software (including, but not limited to, marketing information, technical information, regulatory information, clinical information, processes, procedures, methods, formulae, protocols, and techniques) relating to Product and which is useful and necessary for Fosun to obtain Regulatory Approval of the Product in the Territory, or otherwise import, Develop, use, sell, offer for sale, or Commercialize the Product in the Territory, but not including Revance Manufacturing Information, which exists as of the Effective Date or during the Term and is Controlled by Revance or its Affiliates.
Section 1.72     “Revance Manufacturing Information” means any and all confidential documents and information Controlled by Revance and/or its Affiliates and relating to the manufacture of Product.
Section 1.73     “Revance Patents” means any and all patent applications and patents generically or specifically claiming or covering the use, sale, offer for sale and/or import of Product (including without limitation the active pharmaceutical ingredient in Product and its dosage forms and formulations), that are Controlled by Revance or its Affiliates as of the Effective Date or during the Term in the Territory, including without limitation the following: (a) patent applications and patents set forth in Exhibit A; (b) divisions, continuations, continuations-in-part, renewals, and substitute applications of any patent applications described in (a); (c) patents that may issue from any patent applications described in (a) or (b); (d) reissues, reexaminations, and extensions or restorations of patents described in (a) or (c) by existing or future extension or restoration mechanisms, including without limitation, patent restoration and supplementary protection certificates or the equivalent thereof; and (e) any other form of government-issued right in the Territory substantially similar to any of the foregoing. Notwithstanding anything to the contrary,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Revance Patents will not include any patent applications or patents claiming or covering any processes for manufacture of Product.
Section 1.74     “Revance Product Trademarks” shall have the meaning set forth in Section 1.75.
Section 1.75    “Revance Technology” shall mean, for purposes of this Agreement, the Revance Know-How, Revance Patents, and Revance Trademarks.
Section 1.76    “Revance Trademarks” means any trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, common-law trademarks and rights, service marks, trade dress, logos, trade names, corporate names, all rights arising from the use of or existing in connection with domain names, and all goodwill associated with the foregoing and all registrations and applications for registration of any of the foregoing, currently pending or applied for in the future by Revance, all to the extent Controlled by Revance or its Affiliates in the Territory as of the Effective Date or during the Term that are (a) specific to and only used with Product(the “Revance Product Trademarks”) or (b) used in connection with, but are not specific to or used exclusively with, Product (including, without limitation Housemarks of Revance)(the “Revance Corporate Trademarks”).
Section 1.77    “Review Period” shall have the meaning assigned in Section 7.07.
Section 1.78     “SAKURA 3 Trial” means the clinical phase 3 trial investigating the long-term safety of the Product for the treatment of moderate to severe glabellar lines in adults.
Section 1.79    “Senior Executives” means (a) the Chief Executive Officer of Revance and (b) the Chief Executive Officer of Fosun. A Party shall be entitled, effective upon written notice thereof to the other Party, to designate one of its other representatives having equivalent seniority and experience to replace such foregoing representative as that Party’s Senior Executive for the purpose of this Agreement.
Section 1.80    “Sublicensee(s)” shall have the meaning assigned in Section 2.02.
Section 1.81    “Supply Agreement” means the agreement for the manufacture and supply of Product by the Manufacturer to Fosun or its designated agent for the purposes of this Agreement, which shall be executed by Fosun and Revance as soon as reasonably practicable after the Effective Date.
Section 1.82    “Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.
Section 1.83    “Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy Tax.
Section 1.84    “Term” shall have the meaning assigned in Section 11.01.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 1.85    “Territory” means the People’s Republic of China, Hong Kong Special Administrative Region, and Macao Special Administrative Region (each of which for purposes of this Agreement shall each be deemed a region).
Section 1.86    “Therapeutic Indication” means the treatment, prevention or palliation of any disease or non-aesthetic medical condition, including but not limited to, cervical dystonia, plantar fasciitis, chronic migraine, upper and lower limb spasticity, hyperhidrosis, urinary incontinence, overactive bladder, strabismus, facial spasm, blepharospasm, and focal dystonia.
Section 1.87    “Third Party” means any Person other than Revance, Fosun, or their respective Affiliates.
Section 1.88    “Third Party Claims” shall have the meaning assigned in Section 12.01(a).
Section 1.89     “Third Party Compensation” shall have the meaning assigned in Section 6.04(f).
Section 1.90    “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.
Section 1.91    “Trademark License Agreement” shall have the meaning assigned in Section 2.06(b).
Section 1.92    “Trade Secret” means information, including but not limited to formulae, techniques, conditions, reagents, processes, or methods, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
Section 1.93    “Transfer Price” means with respect to the Product and placebo supplied by Revance, the Manufacturer’s Cost of Goods plus [*], subject to [*] the Supply Agreement.
Section 1.94    “U.S. GAAP” means United States Generally Accepted Accounting Principles, consistently applied.
Section 1.95    “Valid Claim” means (a) a claim of an issued and unexpired Patent within the Revance Patents that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in an unappealable decision or has not been admitted to be invalid or unenforceable through disclaimer, or otherwise or (b) a claim of a pending patent application within the Revance Patents that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing.
Section 1.96    “Written Disclosure” shall have the meaning assigned in Section 10.02.
Section 1.97    Construction. Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The article, section, and subsection headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of such articles, sections, and subsections. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.
ARTICLE II.
GRANT OF RIGHTS AND LICENSES; EXCLUSIVITY
Section 2.01    License to Fosun.
(a)    Subject to the terms of this Agreement, Revance hereby grants to Fosun an exclusive (including with regard to Revance and its Affiliates), royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.02 below, under Revance Know-How and Revance Patents (but specifically excluding Revance Manufacturing Information and related Patents) to import, use, sell, offer for sale, Develop, and Commercialize, including without limitation package and have packaged the Product in the Field in the Territory. For the avoidance of doubt, the license granted in this Section 2.01 does not include the right to manufacture or have manufactured the Product.
(b)    Fosun shall have the right to engage and appoint service providers at its own discretion:
(i)    for the sole purpose of obtaining marketing authorisation or import authorisation, in each case, in relation to the Product in the Territory; provided such service providers [*], otherwise only upon prior written approval by Revance;
(ii)    for the sole purpose of providing clinical development services in relation to the Product; provided that any CRO shall [*];
(iii)    for the sole purpose of distributing Product in the Territory, upon prior written notice to Revance; provided such distributor [*]; and
(iv)    for the sole purpose of marketing or promotion services in relation to the Product on behalf of Licensee in the Territory; provided that such service provider [*] with respect to the marketing, distribution or sale of the Product with respect to [*], otherwise upon prior written approval by Revance.
For avoidance of doubt, the Affiliates and the Sublicensee (as defined in Sections 2.02) of Licensee shall also have the right to engage and appoint service providers at its own discretion for the aforementioned purposes, subject to the same restrictions as indicated above, and provided such service providers are bound by obligations of confidentiality no less restrictive than those contained in this Agreement. Fosun shall remain liable for any action or failure to act

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by any service provider if such action or failure to act by the service provider would have constituted a breach of this Agreement if such action or failure were committed by Fosun.
Section 2.02    Sublicenses. Fosun shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the license granted to Fosun under Section 2.01 to: (i) its Affiliates upon [*] days prior written notice to Revance, unless such Affiliate is listed in Exhibit B hereto, in which case no prior written notice is necessary; (ii) a Third Party in the Territory for purposes [*]; and (iii) a Third Party for purposes [*]. Where Fosun or its Affiliates grants such sublicense to a Person that is not an Affiliate of Fosun, such Person shall be a “Sublicensee” for the purposes of this Agreement, and any Person to which a Sublicensee grants a further sublicense shall also be a Sublicensee; provided, however, that any Person that is engaged and appointed by Fosun, its Affiliates and/or Sublicensees as a service provider pursuant to Section 2.01(b) solely to enable such Person to provide such services shall not be a “Sublicensee” for purposes of this Agreement. Fosun, its Affiliates and its Sublicensees shall ensure that all Persons to which they grant sublicenses comply with all terms and conditions of this Agreement. Fosun shall remain liable for any action or failure to act by any Sublicensee, or any other Party that is granted a sublicense under the licenses granted in Section 2.01 by Fosun, its Affiliates or its Sublicensees, if such action or failure to act by the Sublicensee would have constituted a breach of this Agreement if such action or failure were committed by Fosun.
Section 2.03    Rights Retained by Revance. Notwithstanding the foregoing, Revance hereby expressly retains all rights to, and excludes from the license grant in Section 2.01, any Revance Know-How and Intellectual Property Rights, including the Revance Manufacturing Information, related to the Manufacture of the Product.
Section 2.04    No Implied Rights. This Agreement confers no right, license, or interest by implication, estoppel, or otherwise under any Patents, Know-How, or other Intellectual Property Rights of either Party except as expressly set forth in this Agreement. Each Party hereby expressly retains and reserves all rights and interests with respect to Patents, Know-How, or other Intellectual Property Rights not expressly granted to the other Party hereunder. Without limiting the generality of the foregoing, no license or other rights are granted to Fosun under this Agreement to any pharmaceutical compositions claimed or disclosed in any Revance Patents other than the Product.
Section 2.05    Non-Compete. Upon the Effective Date and throughout the Term, Fosun shall not, and shall ensure that its Affiliates do not, engage in, independently or for or with any Third Party, any research, development, manufacture or commercialization of any Competitive Product; provided, in the event Fosun terminates this Agreement under Section 11.02, the restrictions of this Section 2.05 shall extend for two (2) years following such termination by Fosun. Notwithstanding the foregoing, if Revance fails to submit a BLA for the Product in the US by the end of 2020, the non-compete restrictions under this Section 2.05 shall expire. Notwithstanding the above, in the event that an Affiliate of Fosun (a) [*], such Affiliate shall not be a violation of this Section 2.05; provided, that: (i) the Affiliate [*]; and (ii) the Affiliate [*], or [*] (except for [*]); or (b) [*], such Affiliate shall not be a violation of this Section 2.05; provided, that the Affiliate [*]. In the event that Fosun and/or any of its Affiliates’ direct or indirect acquisition of or merger with a Third Party, which will become an Affiliate of Fosun immediately after closing of such acquisition

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or merger transaction, when such Third Party is engaging in the commercialization of any Competitive Products, Fosun will notify Revance immediately after the closing of such acquisition or merger transaction to initiate a discussion with Revance and suspend the commercialization of such Competitive Products unless and until the Parties reach an agreement on this competitive business during or after such discussion with Fosun in good faith.
Section 2.06    Trademark Rights.
(a)    Revance Trademarks. Revance hereby grants to Fosun a royalty-free exclusive license to use Revance Trademarks, including Revance Product Trademarks and Revance Corporate Trademarks, solely in connection with the Commercialization, including but not limited to use, sale, offering for sale, and import of Product in the Territory. All representations of Revance Trademarks that Fosun intends to use will first be submitted to Revance for approval, such approval not to be unreasonably withheld. Revance will have [*] days to review the representation of the Revance Trademarks. If Revance does not provide written notice of its approval or disapproval (together with its reasons for such disapproval) within such [*] day period, Revance will be deemed to have approved such representation.
(b)    In connection with the license granted to Fosun under the Revance Trademarks as provided in Sections 2.06(a), Revance and Fosun agree that either they or their respective Affiliates will, within [*] calendar days after the Effective Date, cooperate to have an authorized representative execute a “Trademark License Agreement”, which shall be filed with the appropriate governmental body in the Territory if necessary.
Section 2.07    Revance Change of Control Option.
(a)     In the event of a Revance Change of Control (“Revance CoC”) during the Term of this Agreement, Revance, or its successor entity in the event Revance does not exist after the Revance CoC transaction (“CoC Successor”), shall have the option (“CoC Option”) to terminate this Agreement under Section 11.02(d) after the closing of Revance CoC, in exchange for economic compensation based on the stage of Development of the Product as set forth below, so as to re-acquire all licensed rights of the Product in the Territory transferred to Fosun under this Agreement:

Stage of Development of Product Upon Termination Under CoC Option	Compensation (USD)
Prior to [*]	[*]
After [*] but prior to [*]	[*]
After [*]	[*]

* In the event the Agreement is terminated pursuant to the CoC Option in this Section 2.07(a) prior to [*]: (1) the [*] shall be [*], and (2) the compensation shall [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    Revance or its CoC Successor shall (i) provide written notice to Fosun of the Revance CoC within [*] Business Days after closing of Revance CoC (“CoC Notice”), (ii) engage in a discussion in good faith with Fosun for a period of [*] days upon the receipt of CoC Notice to discuss the possibility to continue to perform under the Agreement (“CoC Discussion Period”); (iii) have a period of [*] days after the end of the CoC Discussion Period (“CoC Option Exercise Period”) to provide written notice terminating the Agreement in accordance with the terms and obligations of Section 11.04(d); and (iv) fully pay Fosun the amount of economic compensation under Section 2.07(a) within such CoC Option Exercise Period; provided that, upon request by Revance or its CoC Successor, Fosun shall [*] during the CoC Discussion Period.
(c)    For clarity, if Revance or its CoC Successor fails to exercise the CoC Option within the CoC Option Exercise Period, then such CoC Option shall expire and Revance or its CoC Successor shall no longer be able to exercise such CoC Option.
(d)    To the extent this Agreement is terminated pursuant to Section 11.02(d), and in the event that (i) Revance then subsequently re-acquires the exclusive rights to the Product in the Territory, or (ii) the Revance CoC transaction has been terminated or amended in a way as if the Revance CoC has not occurred, within [*] from termination of this Agreement under Section 11.02(d), then Revance shall notify Fosun of such re-acquisition of rights, and Fosun shall have the option, at Fosun’s own discretion, to re-acquire its rights to the Product in the Territory [*].
ARTICLE III.
GOVERNANCE
Section 3.01    Alliance Manager. Within thirty (30) days, of the Effective Date, each Party will identify (and notify the other Party of the identity of) a representative to act as its informal liaison under this Agreement (“Alliance Manager”). The Alliance Managers will serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement. The Alliance Managers may facilitate the flow of information and otherwise promote communication, coordination and collaboration between the parties, providing single point communication for seeking consensus both internally within each Party’s organization, including facilitating review of external corporate communications, and raising cross-Party and/or cross-functional disputes in a timely manner. Each Party may change its Alliance Manager by written notice to the other Party.
Section 3.02    Joint Development Committee. Within thirty (30) days of the Effective Date, the Parties shall establish a Joint Development Committee (the “JDC”). Each Party can designate three representatives as the members to the JDC, and such initial members to be nominated by the Parties and listed at Exhibit D herein. Such representatives shall be individuals suitable in seniority and experience and having delegated authority to make decisions of the JDC with respect to matters within the scope of the JDC’s responsibilities. The JDC shall operate in accordance with the provisions of Sections 3.03 to 3.07, and shall have no authority to alter, amend or waive the terms and conditions of this Agreement, including any payment conditions or terms, periods of performance, or obligations of the Parties. A Party may change one or more of its representatives serving on the JDC at any time upon written notice to the other Party; provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as the person he or she is replacing. At its meetings, the JDC shall discuss the matters described below and such other matters as are reasonably requested by either Party’s Alliance Manager. The JDC shall remain in effect as from its establishment through the Term. Each Party, in its sole discretion, can determine to terminate its membership in the JDC.
Section 3.03    Responsibilities of JDC. Subject to Section 3.07, the JDC shall perform the following functions:
(a)    review and approve the Development and Commercialization strategy for the Product in the Territory, including the Development Plan and Commercialization Plan (defined below);
(b)    ensure harmonization of the Product Development and regulatory strategy in the Territory with Revance’s global development and commercialization strategy;
(c)    approve all pre-clinical and/or clinical Development activities proposed to be conducted by or on behalf of Fosun with respect to the Product;
(d)    review and approve the protocols for each clinical trial of Product proposed to be conducted by or on behalf of Fosun in the Territory;
(e)    facilitate and approve the exchange of Product-related Data and information between the Parties as necessary;
(f)    ensure that Fosun’s Development and Commercialization activities are in compliance with the Development Plan, Pharmacoviligance Agreement, Commercialization Plan, and other relevant obligations under this Agreement, including but not limited to, obligations to keep Revance reasonably informed and updated regarding (i) the status of such Development and Commercialization activities, (ii) results from any clinical trials, (iii) any adverse events, and (iv) material correspondence with a Regulatory Authority; and
(g)    perform such other functions as are specifically designated for the JDC in this Agreement.
Section 3.04    Co-Chairs. Each Party shall designate one of its representatives on the JDC to co-chair the meetings for the JDC (each, a “Co-Chair”). The Co-Chairs shall, through and with the assistance of the Alliance Managers, coordinate and prepare the agenda for, and ensure the orderly conduct of, the meetings of the JDC. The Co-Chairs shall, through and with the assistance of the Alliance Managers, solicit agenda items from the JDC members and provide an agenda, along with appropriate information for such agenda, reasonably in advance of any meeting. Such agenda shall include all items requested by either Co-Chair for inclusion therein. In the event the Co-Chairs or another JDC member from either Party is unable to attend or participate in a meeting of the JDC, the Party whose Co-Chair or member is unable to attend may designate a substitute co-chair or other representative for the meeting.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 3.05    Meetings. The JDC shall meet at least quarterly, or more or less frequently if determined by the JDC, during the period in which Fosun is Developing the Product in the Territory, and JDC meetings can be called at other times by agreement between the Parties for any reason. JDC meetings may be conducted by telephone, videoconference or in person. Any in-person JDC meetings shall be held on an alternating basis between Revance’s and Fosun’s facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for the cost of such Party’s own personnel and for its own expenses in attending such meetings and carrying out the other activities contemplated under this Article III. As appropriate, the JDC may invite a reasonable number of non-voting employees, consultants and scientific advisors to attend its meetings as non-voting observers; provided, that such invitees are bound by confidentiality obligations at least as stringent as the provisions set forth herein. Each Party may also call for special meetings of the JDC to discuss particular matters requested by such Party. The Alliance Managers shall provide the members of the JDC with no less than ten (10) Business Days’ notice of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than five (5) Business Days’ notice of any special meetings called by either Party.
Section 3.06    Minutes. Minutes will be kept of all JDC meetings, with the minutes for each JDC meeting to be the responsibility of the Co-Chair (or his or her designees) of the Party that is hosting such meeting, unless otherwise agreed by the Parties. Draft meeting minutes shall be sent to all members of the JDC by e-mail for review and approval within thirty (30) days after each such meeting. The JDC shall formally accept the minutes of the previous meeting at or before the next meeting of the JDC. Minutes will be deemed approved unless any member of the JDC objects to the accuracy of such minutes by providing written notice to the other members of the JDC prior to the next meeting. Minutes shall list action items and shall designate any issues that need to be resolved by the JDC or applicable resolution process. In the event of any objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.
Section 3.07    Decision Making of JDC. Decisions of the JDC shall be made by unanimous vote, with each Party’s representatives on the JDC collectively having one vote. Any matter which the JDC is unable to resolve unanimously shall be referred to the Parties’ Alliance Managers, but the JDC shall continue to discuss over the matter in good faith. If the matter remains unresolved by the JDC after [*] days after referral to the Parties’ Alliance Managers, final decision-making authority shall be determined as follows: (i) with respect to any issues related to [*], including [*], [*] shall have the final decision, provided that such decision shall [*]; and (ii) with respect to any issues related to [*], [*] shall have the final decision, provided that in no event shall either Party be permitted to use its decision making authority under this Section 3.07 to supersede its diligence obligations under this Agreement.
ARTICLE IV.
GENERAL PROVISIONS ON DEVELOPMENT AND COMMERCIALIZATION
Section 4.01    Record Keeping. Each Party shall maintain, or cause to be maintained, records of its activities under this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes related to the Product in the Territory, which shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its activities hereunder, which shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement, and which shall be retained by such Party for at least [*] after the termination of this Agreement, or for such longer period as may be required by Applicable Laws. Each Party shall have the right, during normal business hours and upon reasonable prior notice to the other Party, to inspect and copy any such records of such other party.
Section 4.02    Development Plan. Fosun shall be responsible for providing to the JDC for approval a reasonably detailed plan specifying the major Development activities, including clinical trials and regulatory submissions, planned for the Product in the Territory with respect to each Indication for which it is seeking Regulatory Approval, and the timelines for achieving such activities (the “Development Plan”). Fosun shall deliver an initial draft of the Development Plan to Revance for Revance’s review within [*] of the Effective Date, Revance shall have the right to comment, such comments to be considered in good faith by Fosun, prior to the submission of the Development Plan to the JDC for approval. Thereafter, from time to time, but at least every [*], Fosun shall propose updates or amendments to the Development Plan in consultation with Revance to reflect changes in the plans, including timelines for activities therein. Fosun shall submit the proposed updated or amended Development Plan to the JDC for review and approval.
Section 4.03    Conduct of Certain Development Activities. Any clinical trial(s) and other Development studies that are commenced in the Territory after the Effective Date to support Regulatory Approval of the Product in the Territory will be conducted solely by Fosun at its sole expense; provided, however, Revance may sponsor or co-sponsor such clinical studies pursuant to the Applicable Law of the Regulatory Health Authority of the Territory, in which case Revance shall use Commercially Reasonable Efforts to cooperate with Fosun to conduct such clinical trials in the Territory. Fosun may support Revance’s global development of Product by conducting certain Development activities in the Territory as reasonably requested by Revance. In the event Revance wishes Fosun to recruit patients and participate in a Product-related clinical trial outside of the Territory as part of Revance’s global development of the Product, Revance shall notify Fosun in writing and the Parties shall negotiate in good faith with respect to Fosun’s recruitment of patients and participation in such clinical trial and the compensation to Fosun for such activities. Any Fosun Development activities related to Revance’s global development of the Product may be included in the Development Plan and approved by the JDC.
Section 4.04    Diligence Obligations.
(a)    Fosun shall use Commercially Reasonable Efforts at its own cost and expense to carry out its activities under this Agreement to Develop and Commercialize the Product in the Territory for Aesthetic Indications and Therapeutic indications. For the avoidance of doubt, as of the Effective Date, Fosun shall act reasonably in preparing and conducting, and be reasonably responsible for all Development, regulatory, and Commercialization costs required for commercial success of the Product in the Territory, including but not limited to:
[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    Revance shall use Commercially Reasonable Efforts to carry out its activities under this Agreement to authorize Fosun and to cooperate with Fosun to Develop and Commercialize the Product for commercial success in the Territory.
Section 4.05    Reports of Development Activities. Fosun shall prepare and provide reports on the Development activities of the Product undertaken by it at each meeting of the JDC. The Development reports shall include a reasonably detailed summary of all results, data and material inventions, if any, obtained from such Development activities. In addition, Fosun shall, at its own expense, make appropriate scientific and regulatory personnel available to Revance, either by telephone or in person as the Parties may mutually agree, as reasonably required to keep Revance informed of Development activities conducted by Fosun.
Section 4.06    Regulatory Matters.
(a)    Fosun shall use Commercially Reasonable Efforts to obtain Regulatory Approval for the Product in the Territory for all Indications specified in the Development Plan and approved by the JDC. The Product shall be registered through the Imported Drug pathway of the NMPA, and Revance or its designated agent, as the marketing authorization holder in the United States, shall be the marketing authorization or imported drug license holder of the Product in the Field in the Territory. Notwithstanding the foregoing sentence, however, Revance shall not have any right to Develop and/or Commercialize the Product in the Field in the Territory. In the event there is a change under Applicable Laws in the Territory that allow Fosun to be the marketing authorization holder, upon Fosun’s request, the JDC shall decide whether it is appropriate and feasible to transfer marking authorization to Fosun, and if so, Revance shall promptly transfer the marketing authorization holder to Fosun and shall not require Fosun to make additional payment on such transfer of such holder. Fosun shall promptly reimburse Revance for any and all reasonable expenses (internal and external) that Revance may incur in being and transferring to Fosun the marketing authorization or imported drug license holder in the Territory.
(b)    Fosun shall be solely responsible for preparing, translating, filing and submitting all Regulatory Documents related to the Product with the Regulatory Health Authority in the Territory, including all applications for Regulatory Approval, at its own cost. Revance shall own any and all applications for Regulatory Approvals, the Regulatory Approvals, and other regulatory filings related to the Product which will be held in the name of Revance. Fosun shall also be solely responsible for providing, in the format required by the applicable Regulatory Health Authorities, the data and information required to be submitted to such Regulatory Health Authorities for Regulatory Approval of the Product in the Territory, including without limitation data from all clinical trials. Revance shall transfer the original or provide a copy of the Regulatory Approvals and other necessary Regulatory Documents to Fosun for Regulatory Approval in the Territory.
(c)    Revance shall cooperate with Fosun regarding its regulatory activities and shall provide, upon reasonable request by Fosun, all necessary data and other clinical development information Controlled by Revance for Fosun to obtain Regulatory Approval of the Product in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)    Upon request by Fosun, Revance shall share with Fosun a summary of publicly available information related to the status of each IND application or Drug Approval Application covering the Product outside the Territory. During the Term, Fosun shall report to Revance regarding the status of each pending or proposed BLA equivalent application or Drug Approval Application covering a Product in the Territory.
(e)    Fosun shall promptly notify Revance of any request for information by any Regulatory Health Authority, and Fosun shall reasonably cooperate with Revance in providing such information. Fosun shall as soon as reasonably practicable furnish Revance with English language copies of all substantive correspondence Fosun has had with any Regulatory Health Authority, and contact reports concerning substantive conversations or substantive meetings with any Regulatory Health Authority, in each case relating to any such BLA equivalent or Drug Approval Application.
(f)    Fosun shall be responsible for, at its own cost, any and all translations, including the accuracy and fidelity thereof, of documents to be provided, whether to the Regulatory Authority or to Revance, under Section 4.06.
Section 4.07    Adverse Event Reporting and Product Recall.
(a)    Each Party agrees to provide the other Party with the necessary safety information required by Regulatory Health Authorities to comply with Applicable Laws. Revance will hold the safety database for the Product and Fosun will provide safety information as required by Applicable Laws, in a timely manner. As promptly as possible following the Effective Date, but no later than six (6) months after the Effective Date or otherwise agreed by both Parties, the Parties will enter into a detailed pharmacovigilance agreement (the “Pharmacovigilance Agreement”), governing, among other things, appropriate adverse event reporting procedures and pharmacovigilance responsibilities of the Parties relating to Product and reflecting the provisions set forth above in this Section 4.07(a).
(b)    In the event that any government agency or authority issues or requests a recall or takes similar action in connection with the Product, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or market withdrawal shall promptly advise the other Party thereof. Fosun shall be responsible for any costs associated with a Product recall that is caused by damage during distribution, sales and marketing and related Commercialization activities in the Territory, while Revance shall be responsible for any costs associated with a Product recall that is caused by damage during manufacturing.
Section 4.08    General Provisions Regarding Commercialization. Fosun will control and perform, itself or through its Affiliates, or Sublicensees, the Commercialization of the Product throughout the Territory and, as a result, shall be obligated and responsible for using Commercially Reasonable Efforts to carry out such Commercialization in accordance with the Commercialization Plan (as defined below). Except to the extent otherwise described in this Agreement, Fosun will be solely responsible for, and will bear all costs relating to, the Commercialization of the Products in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.09    Commercialization Plan. Fosun shall be responsible for providing to the JDC for approval a reasonably detailed plan specifying the major Commercialization activities, including revenue targets and regional price strategy, planned for the Product in the Territory with respect to each Indication for which it is seeking Regulatory Approval, and the timelines for achieving such activities (the “Commercialization Plan”). Fosun shall deliver an initial draft of the Commercialization Plan to Revance for Revance’s review no later than [*]. Revance shall have the right to comment where appropriate prior to the submission of the Commercialization Plan to the JDC for approval. Thereafter, from time to time, but at least every [*], Fosun shall propose updates or amendments to the Commercialization Plan in consultation with Revance to reflect changes in the plans, including those in response to changes in the marketplace, relative commercial success of the Product, and other relevant factors that may influence such plan and activities. Fosun shall submit the proposed updated or amended Commercialization Plan to the JDC for review and approval.
Section 4.10    Reports of Commercialization Activities. For each Calendar Year following the first Regulatory Approval of the Product in the Territory, Fosun shall provide to Revance annually within [*] after the end of such Calendar Year a written report that summarizes the Commercialization activities performed by or on behalf of Fosun, its Affiliates and Sublicensees in the Territory since the prior report by Fosun. Such report shall contain sufficient detail to enable Revance to assess Fosun’s compliance with its Commercialization obligations in Section 4.08. Such reports shall be Confidential Information to Fosun pursuant to Article VII. Fosun shall provide updates to any such reports at JDC meetings, as necessary.
ARTICLE V.
SUPPLY
Section 5.01    Supply.
(a)    Revance shall supply Product to Fosun to allow Fosun to conduct its Development and Commercialization activities in the Territory under this Agreement, as the Parties shall agree to in a separate supply agreement (“Supply Agreement”). Such Supply Agreement shall be entered into between the Parties within six (6) months of the Effective Date. The Supply Agreement shall provide specific terms and obligations concerning, among other things, forecasts, purchase orders, and supply of Product for the Territory, in accordance with Sections 5.01(b)-(e) below. The Parties shall also enter into a separate Quality Assurance Agreement (“Quality Agreement”) within six (6) months upon the Effective Date. Such Quality Agreement shall define the manufacturing and supply quality responsibilities negotiated in good faith between the Parties.
(b)    Development Supply. For supply of Product related to Fosun’s Development activities (including all clinical or regulatory supplies necessary to obtain Regulatory Approval in the Territory), Revance shall supply the first [*] vials of Product for each Indication (the strength of each vial to meet one treatment per protocol) free of cost to Fosun, such free supply intended to be used by Fosun for all Development activities related to such indication, regardless of the number of clinical trials or other Development activities performed by Fosun or necessary for Regulatory Approval of such Indication. Any supply for Development purposes in excess of such [*] limit shall be supplied at the Transfer Price.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)    Commercial Supply. For supply of Product for Commercialization purposes, Revance shall supply such Product to Fosun at the Transfer Price.
(d)    The Supply Agreement shall specify, among other things: (i) a rolling forecast with binding periods (subject to mutually agreed upon variances); (ii) a binding purchase order requirement with a sufficient lead time for Revance to incorporate such orders under its then-current contract manufacturing orders with Third Party Manufacturers; and (iii) the Product to be supplied FCA (Incoterms 2010).
(e)     In the event Revance is unable to supply Fosun’s Product requirements pursuant to the Supply Agreement, the Parties shall agree upon mechanisms for safety stock and/or penalties to be specified in the Supply Agreement.
Section 5.02    Restrictions on Manufacture and Supply. Notwithstanding anything to the contrary herein, Fosun shall not (i) Manufacture or have Manufactured, itself or through an Affiliate or Sublicensee, nor authorize or license any Third Party to Manufacture or have Manufactured the Product; (ii) supply any Product it receives from Revance or its designated Manufacturer under this Agreement to any Third Party for any Third Party use, other than to Develop and Commercialize the Product in compliance with this Agreement; or (iii) purchase any Product from any party other than Revance or its designated Manufacturer pursuant to the Supply Agreement.
ARTICLE VI.
CONSIDERATION
Section 6.01    Upfront. As payment for the rights and licenses granted to Fosun by Revance under this Agreement, Fosun shall pay to Revance a nonrefundable payment of thirty million U.S. dollars (USD $30 million) within thirty (30) Business Days after the Effective Date. The upfront payment shall not be creditable against any other payments Fosun is obligated to make to Revance under this Agreement.
Section 6.02    Milestone Payments.
(a)    Fosun shall make the following one-time, nonrefundable milestone payments to Revance within [*] Business Days following the first achievement of each of the following milestone events for a Product, subject to the limitations and additional provisions set forth below in this Section 6.02:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Milestone Event for Product	Milestone Payment (USD)
1a. Acceptance of Submission of BLA by FDA for 1st Aesthetic Indication	$[*]
1b. Approval of BLA by FDA for 1st Aesthetic Indication	$[*]
1c. Approval of BLA by NMPA for 1st Aesthetic Indication	$[*]
2a. Approval of BLA by FDA for 1st Therapeutic Indication*	$[*]
2b. Approval of BLA by NMPA for 1st Therapeutic Indication	$[*]
3a. Approval of BLA by FDA for 2nd Therapeutic Indication	$[*]
3b. Approval of BLA by NMPA for 2nd Therapeutic Indication	$[*]
4a. Approval of BLA by FDA for 3rd Therapeutic Indication	$[*]
4b. Approval of BLA by NMPA for 3rd Therapeutic Indication	$[*]

* If the Therapeutic Indication approved by the FDA in Milestone Nos. 2-4 above is related to either of two preferred Therapeutic Indications to be defined in the Development Plan (each of which a “Preferred Indication”), then the “a” of such milestone payment shall be increased by USD $[*] and the “b” of such milestone payment shall be increased by USD $[*]. If either or both of the Preferred Indication is not among the above three (3) approved Therapeutic Indications by the FDA, then USD $[*] shall be paid within [*] Business Days upon the approval of BLA by NMPA for each Preferred Indication. However, [*] and [*] shall be the Preferred Indication if [*] the Preferred Indication in the Development Plan.
(b)    Each of the milestones set forth in Section 6.02(a) is eligible to be earned individually.
(c)    No payments pursuant to Section 6.02(a) shall be creditable against any other payments Fosun is obligated to make to Revance under this Agreement.
Section 6.03    Sales Related Milestones.
(a)    Fosun shall make the following one-time, nonrefundable milestone payments to Revance within [*] Business Days following the first achievement of each of the following milestones, subject to the limitations and additional provisions set forth below in this Section 6.03.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

First time Calendar Year Net Sales (USD) in Territory exceed the following amounts	Milestone Payment (USD)
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

(b)    Sales between Fosun, its Affiliates and Sublicensees shall not be subject to sales milestones hereunder. Sales milestones shall be calculated on Fosun’s, its Affiliates’ and Sublicensees’ sales of the Products to a Third Party.
(c)    In the event that more than one of the sales milestones set forth in Section 6.03(a) are achieved in the same Calendar Year, the payment associated with each sales milestone achieved in such Calendar Year shall be due and payable by Fosun to Revance within [*] Business Days following the end of such Calendar Year.
(d)    No payments pursuant to Section 6.03(a) shall be creditable against any other payments Fosun is obligated to make to Revance under this Agreement.
Section 6.04    Royalties.
(a)    Subject to the provisions set forth below in Section 6.04(c) through Section 6.04(e), and Section 6.05, Fosun shall pay to Revance a royalty on aggregate Annual Net Sales of the Product in the Territory made by Fosun, its Affiliates, or its Sublicensees at the following rate:

Range of Annual Net Sales (USD)	Royalty Rate
On that portion less than $[*]	[*]%
On that portion greater than or equal to $[*] but less than $[*]	[*]%
On that portion greater than or equal to $[*] but less than $[*]	[*]%
On that portion greater than or equal to $[*]	[*]%

Each Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales in the Territory during a given Calendar Year that falls within the indicated range.
For illustration purposes only, if Net Sales resulting from the sale of a Product in the Territory during a Calendar Year total $[*] USD, then the aggregate royalties payable with respect

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

thereto will be $[*] USD, calculated as follows: (i) $[*] multiplied by [*]% = $[*], plus (ii) $[*] multiplied by [*]% = $[*], plus (iii) $[*] multiplied by [*]% = $[*].

(b)    Sales between Fosun, its Affiliates and Sublicensees shall not be subject to royalties hereunder. Royalties shall be calculated on Fosun’s, its Affiliates’ and Sublicensees’ sales of the Product to a Third Party.
(c)    Royalty Term. The royalty payments payable under this Section 6.04 shall be payable on an aggregated Annual Net Sales basis from the First Commercial Sale of Product in the Territory until the latest of: (i) the expiration of the last Valid Claim (including any patent term adjustments or extensions) within the Revance Patents that covers the Product (including composition of matter, method of use or making) in the Territory; (ii) the expiration of all Regulatory Exclusivity for the Product in the Territory; (iii) the first commercial sale of a Biosimilar of the Product in the Territory; and (iv) [*] years after the First Commercial Sale of the Product in the Territory (the “Royalty Term”).
(d)    Patent Expiration Step-Down. The royalties that would otherwise be payable on Net Sales of the Product in the Territory shall be reduced by [*] during any period in which there exists no Valid Claim of a Revance Patent that covers the Product in the Territory.
(e)    Biosimilar Step-Down. If a Product is generating Net Sales in the Territory during the applicable Royalty Term at a time when one or more Biosimilar(s) with respect to the Product is being sold in the Territory, then the royalties that would otherwise be payable on Net Sales of the Product in the Territory in such Calendar Quarter under Section 6.04(a) and, if applicable, Sections 6.04(d) and (f), shall be reduced by the following percentage for so long as the Biosimilar is being sold in the Territory during the Royalty Term: (i) [*] if [*]; (ii) [*] if [*]; or (iii) [*] if [*].
(f)    Third Party Compensation. If (i) Fosun determines that it is necessary (x) to obtain a license from any Third Party in order to avoid infringement of such Third Party’s Patent in the Territory, or (y) to make any payment of any kind in order to maintain the right to sell the Product in the Territory, and (ii) Fosun is required to pay to Third Party a royalty, milestone payments, or other monetary compensation in consideration for the grant of such license or maintenance of the right to Commercialization (“Third Party Compensation”), then, provided that (i) [*], or (ii) [*], for the period during which Fosun owes royalties to Revance hereunder, the royalties that would otherwise be payable on Net Sales of the Product in the Territory [*], shall be reduced by an amount of [*] of all Third Party Compensation payable by or on behalf of Fosun to such Third Party during the same period.
(g)    Royalty Floor. Notwithstanding the foregoing, during any Calendar Quarter in the Royalty Term for a Product in the Territory, the operation of Sections 6.04(d), (e), and (f), individually or in combination shall not reduce the final royalty obligation by more than [*] of the royalties that would otherwise by payable on Net Sales of the Product in the Territory under Section 6.04(a).
Section 6.05    Sales by Sublicensees. In the event Fosun grants sublicenses to one or more Sublicensees to sell Product to the extent permitted hereunder, such sublicenses shall include without limitation an obligation for the Sublicensee to account for and report its Net Sales of such Product

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

on the same basis as if such sales were Net Sales by Fosun, and Fosun shall pay royalties and sales milestones to Revance as if the Net Sales of the Sublicensee were Net Sales of Fosun.
Section 6.06    Royalty Payments and Reports. The royalties payable under Section 6.04 shall be calculated quarterly as of the last day of March, June, September and December respectively for the Calendar Quarter ending on that date. Fosun shall deliver to Revance a report summarizing the Net Sales of Product during each Calendar Quarter following the First Commercial Sale of Product in the Territory. A draft of such report shall be provided within [*] Business Days following the end of each Calendar Quarter for which royalties are due from Fosun to allow Revance to estimate its royalty payments from Fosun. A final report, certified under IFRS, shall be delivered within [*] Business Days following the end of each Calendar Quarter. Any royalties payable to Revance or its designee under this Agreement shall be paid on the date that final report for the Calendar Quarter is delivered to Revance under this Section 6.06.
Section 6.07    Taxes.
(a)    The royalties, milestones and other amounts payable by Fosun to Revance pursuant to this Agreement (“Payments”) shall not be reduced on account of Taxes unless required by Applicable Laws. To the extent any payments made by Fosun pursuant to this Agreement become subject to withholding income Taxes under Applicable Laws, Fosun shall deduct and withhold the amount of such Taxes for the account of Revance to the extent required by Applicable Laws; such amounts payable to Revance shall be reduced by the amount of withholding income Taxes deducted and withheld; and Fosun shall pay the amounts of such Taxes to the proper governmental authority in a timely manner and transmit to Revance an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant governmental authority of all amounts deducted and withheld sufficient to enable Revance to claim such payment of Taxes. Any such withholding income Taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by, Revance. Except as provided in this Section 6.07(a), all taxes or duties in connection with payments made by Fosun for Indirect Taxes, including any value added or similar tax or local tax or surcharge on value added taxes and any import duty or fees, shall be borne by Fosun. Notwithstanding the foregoing, if Revance is entitled (whether under any applicable tax treaty or otherwise under Applicable Laws) to a reduction in the rate of, or the elimination of, withholding income Tax, it may deliver to Fosun or the appropriate governmental authority (with the assistance of Fosun to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Fosun of its obligation to withhold Tax, and Fosun shall apply the reduced rate of withholding, or dispense with withholding, as the case may be. Fosun agrees to take reasonable and lawful efforts to minimize such withholding income Taxes that would otherwise be borne by Revance. Fosun shall cooperate with Revance as reasonably requested in any claim for refund or application to any Tax Authority. If Fosun intends to withhold income Tax from any Payment, Fosun shall inform Revance reasonably in advance of making such Payment to permit Revance an opportunity to provide any forms or information or obtain any Tax Authority approval as may be available to reduce or eliminate such withholding.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    Tax Gross-up. Notwithstanding anything to the contrary herein, if (i) Fosun redomiciles or assigns its rights or obligations under this Agreement, (ii) as a result of such redomiciliation or assignment, Fosun (or its assignee) is required by Applicable Law to withhold taxes, or such redomiciliation or assignment results in the imposition of Indirect Taxes that were not otherwise applicable, from or in respect of any amount payable under this Agreement, and (iii) such withholding taxes or Indirect Taxes exceed the amount of withholding taxes or Indirect Taxes that would have been applicable but for such redomiciliation or assignment, then any such amount payable to Revance pursuant to this Agreement shall be increased to take into account such withholding taxes or Indirect Taxes as may be necessary so that, after making all required withholdings (including withholdings on the additional amounts payable) and/or paying such Indirect Taxes, as the case may be, Revance receives an amount equal to the sum it would have received had no such increased withholding been made and no such Indirect Taxes had been imposed. The obligation to pay additional amounts pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax or Indirect Taxes would not have been imposed but for the assignment by Revance of its rights or obligations under this Agreement or the redomiciliation of Revance outside of the United States, to the extent such assignment or redomiciliation occurs after the redomiciliation or assignment by Fosun described in the first sentence of this Section 6.07(b). Solely for purposes of this Section 6.07(b), a Party’s “domicile” shall include its jurisdiction of incorporation or tax residence and a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.
(c)    Notwithstanding anything to the contrary contained in this Section 6.07 or elsewhere in this Agreement, the following shall apply with respect to Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, Fosun shall be responsible for such Indirect Taxes and shall not reduce any Payments due Revance hereunder as a result of such Indirect Taxes. Fosun shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued by Revance in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate or at the time such Indirect Taxes are required to be collected by Revance, in the case of payment of Indirect Taxes to Revance. The sum of the net amount received by Revance and the withholding income Tax levied by China Tax Authority discussed in Section 6.07(a) above for each payment shall not be less than the amount of the Upfront and Milestone Payments set forth in Section 6.01, 6.02 and 6.03. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, Fosun shall promptly inform Revance and shall cooperate with Revance to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.
Section 6.08    Payments or Reports by Affiliates. Any Payment required under any provision of this Agreement to be made to Revance or any report required to be made by Fosun shall be made by an Affiliate of Fosun if such Affiliate is designated by Fosun as the appropriate payer or reporting entity.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.09    Mode of Payment. All payments set forth in this Article VI shall be remitted by wire transfer to the bank account of Revance as designated in writing to Fosun.
Section 6.10    Payment Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. As applicable, Net Sales and any adjustments to payments under this Agreement shall be translated into United States dollars at an exchange rate determined by using the 30-day trailing average of the daily middle exchange rate for the renminbi of People’s Bank of China (the central bank of the government of China) as published daily at http://www.safe.gov.cn/wps/portal/english/Home, as of the date of the applicable invoice.
Section 6.11    Imports. For the avoidance of doubt, the Parties acknowledge and agree that none of the milestones or royalties payable under this Agreement are related to the license (or right) to import or any import of Products. Fosun shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with the Product transferred to Fosun under this Agreement. The Parties shall co-operate in accordance with Applicable Laws to ensure where permissible that no import duties are paid on imported materials. Where import duties are payable, the Parties shall co-operate to ensure that the Party responsible for shipping values the materials in accordance with Applicable Laws and minimizes where permissible any such duties and any related import taxes that are not reclaimable from the relevant authorities.
Section 6.12    Discounted Sales. In the event that the Product is included as part of a package of products offered to customers of Fosun, and discounts on packages including Product are offered independently in the Territory, Fosun shall not discount the price of the Product sold as part of a package unreasonably compared to the discount Fosun offers on prices of the other products included in such package.
ARTICLE VII.
CONFIDENTIALITY
Section 7.01    Confidentiality. The Parties agree that the Party receiving Confidential Information disclosed by or on behalf of the other Party pursuant to this Agreement is entitled to disclose Confidential Information to its officers, directors, employees, agents, Affiliates and Sublicensees and other Persons to which a sublicense is granted, only for the purpose of the Agreement on a need-to-know basis, and shall cause the aforesaid persons to keep confidential and not publish or otherwise disclose or use for any purpose other than to conduct its activities under this Agreement or otherwise as expressly authorized by this Agreement any Confidential Information furnished to it by or on behalf of the other Party pursuant to this Agreement.
Section 7.02    Exceptions. Notwithstanding the foregoing, the obligations set forth in Section 7.01 shall not apply in respect of Confidential Information to the extent that it can be established by the receiving Party that such Confidential Information:
(a)    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by or on behalf of the other Party;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)    was independently developed without use of the disclosing Party’s information, as evidenced by contemporaneous written records;
(d)    became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party and other than through any act or omission of the receiving Party in breach of this Agreement; or
(e)    was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
Section 7.03    Receipt of Third Party Information. Neither Party shall not knowingly receive documents relating to the Product under an obligation of confidentiality to Third Parties that requires the Party to withhold access to the other Party without such Party’s written consent.
Section 7.04    Authorized Disclosure. The receiving Party may disclose Confidential Information of the disclosing Party to a Third Party only upon reasonable advanced notice to the disclosing Party and only to the extent that such disclosure is:
(a)    required by law, order, or regulation of a government agency or a court of competent jurisdiction, or by the rules of a securities exchange, provided that the receiving Party required to make such disclosure shall, after providing reasonable advanced notice to the disclosing Party before the disclosure, (i) give the disclosing Party an opportunity to comment on any such required disclosure, (ii) if requested by the disclosing Party, use Commercially Reasonable Efforts to obtain protective orders or any available limitations on or exemptions from such disclosure requirement where applicable and practicable;
(b)    made to a patent office for the purposes of filing or enforcing a Patent as permitted in this Agreement, provided, however, the receiving Party (i) receives written consent from the disclosing Party for such disclosure, and (ii) takes reasonable measures to assure confidential treatment of such information, to the extent such protection is available;
(c)    made by a Party or its Affiliates, or Sublicensees to the Regulatory Health Authority for the purposes of any filing, application or request for Regulatory Approval for the Product as permitted in this Agreement;
(d)    made to advisors, actual or potential Third Party partners, investors, licensees, sublicensees or acquirers of all or substantially all of the assets to which this Agreement relates; provided, however, the receiving Party (i) receives written consent from the disclosing Party for such disclosure, and (ii) takes reasonable measures to assure confidential treatment of such information, to the extent such protection is available;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)    made by Fosun or its Affiliates, or Sublicensees to Third Parties as may be necessary or useful in connection with the Exploitation of the Product as contemplated by this Agreement, including subcontracting or sublicensing transactions in connection therewith;
provided that with respect to disclosures as per subsection (b), (d) and (e) of the following sentence, the Party making such disclosures shall ensure that each Third Party recipient is bound by obligations of confidentiality no less restrictive than those contained in this Agreement and shall be liable to the other Party for any breach of such confidentiality obligations by the relevant recipient.
Section 7.05    Survival. This Article VII (other than Section 7.03) shall survive for a period of [*] years following the termination or expiration of the Agreement, provided however, that all Trade Secret information shall be safeguarded by the receiving Party as required by this Agreement in perpetuity or for so long as such information remains a Trade Secret under Applicable Law.
Section 7.06    Termination of Prior Agreements. This Agreement supersedes the Confidentiality Agreement between Revance and Fosun dated as of [*], (the “CDA”). All Information and Materials exchanged between the Parties under the CDA shall be deemed Confidential Information and shall be subject to the terms of this Article VII.
Section 7.07    Publications. Except as required by law, Fosun agrees that it shall not publish or publicly present any scientific, technical, or academic information relating to the Product (a) without the opportunity for prior review by Revance and (b) other than in compliance with this Section 7.07. For the avoidance of doubt, advertising information shall not be subject to this Section 7.07. Fosun shall provide to Revance the opportunity to review any proposed publications or presentations (including without limitation information to be presented verbally) that relate to the Product as early as reasonably practical, but at least [*] days prior to their intended submission for publication or presentation, and Fosun agrees, upon written request from Revance within the Review Period (as defined below), not to submit such abstract or manuscript for publication or to make such presentation until Revance agrees, which agreement shall not be unreasonably withheld. Revance shall have [*] days after its receipt of any such publication or presentation (the “Review Period”) to notify Fosun in writing of any specific objections to the intended publication or presentation. Fosun shall, in any such publication or presentation, delete from the proposed disclosure any Confidential Information of Revance. Additionally, if Revance notifies Fosun within the Review Period that it objects to such disclosure on the basis that a patent application claiming information contained in such disclosure should be filed prior to such disclosure, Fosun agrees to reasonably delay disclosure of the relevant information, for up to [*] days after Revance’s timely notification of its objection as per the above, or until such application has been filed, if earlier. Once any such abstract or manuscript is accepted for publication, Fosun will provide Revance with a copy of the final version of the manuscript or abstract.
ARTICLE VIII.
OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS
Section 8.01    Ownership. Except as expressly provided in this Agreement, Revance shall retain sole and exclusive Control of the Revance Technology, including Revance Know-How, Revance Patents, and Revance Trademarks. Except as expressly provided herein, no right, title, or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

interest is granted by Revance to Fosun in, to, or under any Revance Technology, and, except as expressly provided herein, Fosun shall have no right to assign to any Third Party any right or interest received under Revance Technology under the terms of this Agreement. Fosun shall retain sole and exclusive Control of any Fosun Technology.
Section 8.02     Assignment of Product-related IPR. Fosun hereby assigns to Revance all of Fosun’s right, title, and interest to and in any Product-related IPR that it or its Affiliates or Sublicensees may acquire throughout the Term of this Agreement. Fosun shall be responsible for ensuring its employees, Affiliates, and Sublicensees are obligated to assign such rights and execute appropriate documents consistent with Fosun’s obligations under this Section 8.02. Upon request, Fosun shall reasonably cooperate with Revance, including executing appropriate documentation, regarding: (i) the perfection of Revance’s ownership rights in the Product-related IPR; (ii) the prosecution of any patent or trademark applications; and (iii) the enforcement or defense of any action related to the Product-related IPR. For the avoidance of doubt, Fosun’s assignment of Product-related IPR to Revance under this Section 8.02 shall automatically convert such Product-related IPR into Revance Technology that is licensed to Fosun under Section 2.01.
Section 8.03    Prosecution and Maintenance of Patent Rights.
(a)    Revance shall be primarily responsible for and control the preparation, filing, prosecution, and maintenance of the Revance Patents in the Territory. Revance shall, at its own cost, file, prosecute, and maintain all Revance Patents in the Territory after taking into account Fosun’s reasonable interests and requests after reasonable consultation with Fosun. Revance shall provide Fosun with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials, all to the extent in the Territory and relating to any Revance Patents, and will consider comments received from Fosun with respect to such proposed filings, strategies and correspondence in the Territory in good faith and will not unreasonably reject such comments. Revance agrees to discuss in good faith any changes reasonably requested by Fosun to such filings, strategies and correspondence in the Territory upon their being received. As relevant to the activities and interests of Fosun under this Agreement, Revance shall promptly inform Fosun in writing of any change in the status of the Revance Patents in the Territory.
(b)    Each Party agrees to bring to the attention of the other Party any Third Party Patent it discovers, or has discovered, and which relates to the subject matter of this Agreement.
Section 8.04    Enforcement Rights.
(a)    Infringement by Third Parties in the Territory. Revance shall have the initial right, but not the obligation, at its expense and in its own name or in the name of any of its Affiliates, to initiate, maintain, and control any legal action on account of any infringement within the Territory of any Revance Patent or Revance Trademark by a Third Party, by counsel of its own choice. Revance shall promptly notify Fosun in writing its intention to initiate legal action against a Third Party for such infringement within the Territory. If Revance exercises its first right, Fosun will, at Revance’s expense, provide Revance cooperation as reasonably necessary, including being named as a party. With respect to actions, proceedings or settlements in the Territory, Fosun shall have the right, in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Fosun’s sole discretion and at Fosun’s expense, to join or otherwise participate in such legal action in the Territory with legal counsel selected by Fosun. If Revance does not exercise its first right, Fosun will thereafter have the right, but not the obligation, at its expense and in its own name or in the name of any of its Affiliates, to initiate, maintain, and control such legal action on Revance’s behalf by counsel of its choice. In the event that Fosun initiates and thereafter maintains such legal action against a Third Party for infringement of a Revance Patent or Revance Trademark in the, Revance, at Fosun’s expense, will provide Fosun cooperation as reasonably necessary, including agreeing to be named as a party to such legal action.
(b)    The Party first having Knowledge that any Revance Patent or Revance Trademark claiming or covering inventions that are necessary or useful to Exploit the Product in the Territory is infringed, or misappropriated by a Third Party, or suspected of being infringed or misappropriated by a Third Party in the Territory shall promptly notify the other Party thereof in writing. Such notice shall set forth the facts of that infringement, misappropriation, or suspected infringement or misappropriation in reasonable detail.
(c)    Third Party Infringement Claims Against Product in the Territory. If a Third Party asserts that a Patent or other right owned or controlled by it is infringed by the Development or Commercialization of the Product in the Territory, Revance shall have the initial right, but not the obligation, at its expense and in its own name or in the name of any of its Affiliates, to defend, control and settle such legal action with counsel of its own choice, provided that any such settlement shall require Fosun’s written consent. Revance shall notify Fosun in writing within ten (10) calendar days after receiving notice of such legal action. If Revance exercises its first right, Fosun shall, upon Revance’s reasonable request, provide Revance cooperation as reasonably necessary; provided Revance shall reimburse for reasonable costs and expenses directly related to such cooperation. If Revance does not exercise its first right, Fosun will thereafter have the right, but not the obligation, at its expense and in its own name or in the name of any of its Affiliates, to defend and control such legal action on Revance’s behalf, at its own expense and with counsel of its choice; provided that any settlement shall require Revance’s written consent.
(d)    Allocation of Expenses and Recoveries. Except as otherwise agreed by the Parties in writing, the Party controlling the legal action under Section 8.04 shall be solely responsible for any expenses incurred by such party as a result of such action. If the Parties are recovered monetary damages in such action, such amounts shall be allocated first to the reimbursement of any expenses incurred by the Parties in such action, and any remaining amounts shall be shared as follows: [*]. If such recovery is insufficient to reimburse the expenses of the Parties, then each Party shall receive a pro rata portion of the recovery based on [*]. If Fosun exercises its right, in its sole discretion and at its own expense, to join or otherwise participate in such legal action in the Territory with legal counsel selected by Fosun, any remaining amounts (after fully reimbursing the expenses of the Parties) shall be shared [*].
(e)    Settlement of Third Party Claims for Infringement in the Territory; Payment of Third Party Royalties. If a Third Party asserts that a Patent or other right owned or controlled by it is infringed by the Development or Commercialization or other Exploitation of the Product in the Territory, and as a result of settlement procedures or litigation under Section 8.04 (c), Fosun is

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

required to pay the Third Party a royalty or make any payment of any kind for the right to sell the Product in the Territory, such expense shall be borne solely by Fosun provided that Fosun may deduct certain Third Party Compensation from its royalty or payment obligations to Revance in accordance with Section 6.04(f).
(f)    Oppositions by Parties. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination, or other attack upon the validity, title, or enforceability of any Patents Controlled by a Third Party in the Territory that claim the use or sale or other Exploitation of the Product, such Party shall so notify the other Party in writing, and the Parties shall promptly confer to discuss whether to bring such action or the manner in which to settle such action; provided, if the Parties cannot reach agreement on whether to bring such action within thirty (30) days of such written notice, then such issue shall be subject to the dispute resolution procedures of Article XIII. The Party not bringing an action under this Section 8.04(f) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall otherwise cooperate fully with the Party bringing such action at the other Party’s expense.
(g)    Oppositions by Third Parties. If any Revance Patent in the Territory becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, third party observation interference, or other attack upon the validity, title, or enforceability thereof in the Territory, then the Party having the right to prosecute such Patent at such time pursuant to Section 8.03 shall control such defense, at its sole cost. The prosecuting Party shall permit the non-prosecuting Party to participate in the proceeding to the extent permissible under law, and to be represented by its own counsel in such proceeding, at the non‑prosecuting Party’s expense. The non-prosecuting Party shall reasonably cooperate with the prosecuting Party in such proceeding. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third Party action at its own expense. Any recoveries obtained in such action shall be shared, as set forth in Section 8.04(d).
(h)    Protective Order. If, in any action brought pursuant to this Section 8.04 any information is the subject of a protective order that may be reviewed by counsel only, the Parties will endeavor to structure such protective order so as to enable their respective internal counsel to be included as permitted reviewers of such information.
ARTICLE IX.
REPRESENTATIONS, WARRANTIES, AND COVENANTS
Section 9.01    Representations, Warranties, and Covenants.
(a)    Each of the Parties hereby represents and warrants to the other Party that:
(i)    this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery, and performance of the Agreement by such Party does not conflict with any company bylaw, agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any law or regulation of any court, Governmental Body, or administrative or other agency having jurisdiction over it;
(ii)    such Party has not, and during the Term will not, grant any right to any Third Party relating to its respective Patents and Know-How which would conflict with the rights granted to the other Party hereunder; and
(iii)    such Party will at all times and in all material respects comply with all Applicable Laws relating to its activities under this Agreement.
(iv)    such Party shall implement appropriate processes and controls with respect to technology and work flow methodologies in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of personally identifiable information in accordance with Applicable Laws.
(b)    Revance represents, warrants and covenants as of the Effective Date (or as of such other/additional time as may be explicitly specified below) to Fosun that:
(i)    Revance is the sole and exclusive owner, or exclusive licensee, of the entire right, title and interest in the Revance Patents existing as of the Effective Date and during the Term. Revance has all rights necessary to grant the licenses under the Revance Technology existing as of the Effective Date and during the Term that it grants to Fosun in this Agreement. The Revance Patents are not subject to any encumbrance, lien or claim of ownership by any Third Party. To Revance’s Knowledge, the Revance Technology had not infringed and will not infringe any Intellectual Property Rights of any Third Party in the Territory.
(ii)    To Revance’s Knowledge, all applicable fees due to patent authorities with respect to the filing and prosecution of the Revance Patents existing as of the Effective Date have been paid on or before the due date for payment (as such due date may be extended in accordance with Applicable Law or patent authority rules and regulations) and will be paid in time during the Term.
(iii)    As of the Effective Date, to Revance’s Knowledge, there is no actual or threatened infringement or misappropriation of the Revance Technology by any Person.
(iv)    Revance has not been debarred by the FDA, is not subject to any similar sanction of other Regulatory Health Authorities in the Territory, and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and Revance has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). Revance shall inform Fosun in writing immediately if it or any Person engaged by Revance who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a) or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Revance’s Knowledge,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

is threatened, relating to the debarment or conviction of Revance or any such Person performing services hereunder.
(c)    Fosun represents, warrants and covenants as of the Effective Date (or as of such other/additional time as may be explicitly specified below) to Revance that:
(i)    Fosun has not been debarred by the FDA (and is not subject to any similar sanction of other Regulatory Health Authorities in the Territory), and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and Fosun has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). Fosun shall inform Revance in writing immediately if it or any Person engaged by Fosun who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a), or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Fosun’s Knowledge, is threatened, relating to the debarment or conviction of Fosun or any such Person performing services hereunder.
(ii)    To the extent permissible under Applicable Laws, each employee and contractor of Fosun performing obligations under this Agreement shall, prior to conducting any such obligations hereunder, be obligated by Applicable Law, or written contract to (i) promptly disclose to Fosun of all inventions and Know-How conceived or reduced to practice by such employee or contractor during any performance under this Agreement, (ii) automatically assign to Fosun all right, title and interest in and to all such inventions and Know-How and all Intellectual Property Rights therein, including all Product-related Inventions and Product-related Data, and (iii) adhere to similar obligations of confidentiality as are set forth in this Agreement. Fosun shall not knowingly engage in any activities that use the inventions covered or claimed in the Revance Patents, or any Revance Know-How a manner that is outside the scope of the license rights expressly granted to it hereunder.
(d)    Each of the Parties hereby covenants to the other Party that:
(i)    Revance shall perform, or cause its Affiliates or other licensees or sublicensee to perform, its obligations and responsibilities under this Agreement in compliance with this Agreement, all Applicable Laws, applicable FDA (or foreign equivalent) requirements, including, without limitation, then-current GLP and GCP.
(ii)    Fosun shall perform, or cause its Affiliates or Sublicensee to perform, its obligations and responsibilities under this Agreement in compliance with this Agreement, all Applicable Laws, applicable NMPA (or foreign equivalent) requirements, including, without limitation, then-current GLP and GCP.
Section 9.02    No Debarment. In the course of the Development of the Product in the Territory in accordance with this Agreement and during the term of this Agreement, neither Party will use, any employee or consultant that is debarred by any Regulatory Health Authority or, to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

best of such Party’s Knowledge, is the subject of debarment proceedings by any Regulatory Health Authority. If either Party learns that its employee or consultant performing on behalf under this Agreement has been debarred by any Regulatory Health Authority, or has become the subject of debarment proceedings by any Regulatory Health Authority, such Party shall so promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement. The foregoing shall be without prejudice to the warranties stipulated in Section 9.01(b)(iv).
Section 9.03    Privacy, Anti-Bribery, and Anti-Corruption Compliance.
(a)    Compliance with Privacy Laws. Each Party shall implement appropriate processes and controls with respect to technology and work flow methodologies in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of personally identifiable information in accordance with Applicable Law.
(b)    Compliance With Applicable Anti-Corruption Laws. Each party understands and agrees that it has complied and will continue to comply with all applicable Anti-Corruption Laws in connection with this Agreement.
(i)    Each Party represents and warrants that no payments of money or anything of value have been or will be offered, promised, or paid, whether directly or indirectly, by any of its directors, officers, employees, Affiliates, or third party representatives to any Government Official in connection with this Agreement: (a) to influence any official act or decision of any Government Official; (b) to induce any Government Official to do or omit to do any act in violation of lawful duty; (c) to secure any improper business advantage; or (d) to obtain or retain business for, or otherwise direct business to, any Party in connection with this Agreement.
(ii)    Each Party warrants and represents that, in connection with this Agreement, such Party, its directors, officers, employees, and third party representatives: (a) have not and will not request, accept, offer, promise, or give any bribe, kickback, or other corrupt payment to any person, including any representative of any commercial entity, in violation of any applicable Anti-Corruption Law; and (b) have not and will not request, offer, promise, or give any financial or other advantage to induce another person to perform a function or activity in order to obtain or retain an improper business advantage in any way relating to this Agreement.
(iii)    Each Party warrants and represents that (a) it does not have any interest which directly or indirectly conflicts with its proper and ethical performance of the Agreement, and (b) it shall maintain arms-length relations with all Third Parties with which it deals for or on behalf of the other party in performance of the Agreement.
(c)    Notification Of Investigations Into Potential Non-Compliance With Applicable Anti-Corruption Laws. Each Party warrants and represents that it will promptly inform the other party if such party, or any of its directors, officers, employees, Affiliates, third party representatives, or Sublicensees becomes subject to any investigation relating to any actual or potential violation of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any applicable Anti-Corruption Law in connection with this Agreement, including any meeting, interview, inspection, or audit requested by any Governmental Body.
(d)    Cooperation With Due Diligence And Investigations. Each Party will provide reasonable cooperation in connection with any good faith investigation conducted by the other party into potential violations of applicable Anti-Corruption Laws in connection with this Agreement.
(e)    Compliance Program. Each Party will adopt, implement, and/or update and, throughout the course of this Agreement, have, maintain, and enforce an appropriate and risk‑based anti-corruption compliance program designed to reasonably ensure compliance with the representations contained in this Section 9.03 of the Agreement and all applicable Anti-Corruption Compliance Laws.
(f)    Periodic Compliance Certifications. On an annual basis following the execution of this Agreement, or as reasonably requested in good faith by the other Party, each Party agrees to submit a compliance certificate to the other Party which restates the representations and warranties that are set forth in this Section 9.03 and provides certification by such Party that it has adhered, during the period covered by the compliance certificate, to the representations and warranties.
ARTICLE X.
RECORD RETENTION, AUDIT AND USE OF NAME
Section 10.01    Records Retention; Audit.
(a)    Each Party shall keep or cause to be kept accurate records of account in accordance with PRC GAAP, in the case of Fosun, and in accordance with U.S. GAAP, in the case of Revance, showing information that is necessary for the accurate determination of the Cost of Goods, the royalties and other payments due under Article VI, or any other payment due hereunder. Such records or books of account shall be kept until the [*] anniversary of December 31 of the Calendar Year in which the Product is relevant Product is sold (in the case of royalty or other payments due under Section 6.04) or in the period for which any other payment hereunder is required to be made. For clarity, Fosun shall cause its Affiliates to keep, and shall require pursuant to a written agreement that any Sublicensee or subcontractor performing activities hereunder keep accurate records or books of account in a manner that will permit such Party to comply with its obligations under the foregoing sentence.
(b)    Upon the written request of the other Party, each Party shall permit a qualified accounting firm acceptable to both Parties to inspect during regular business hours and no more than once a year and once in any given Calendar Year, and going back no more than [*] years preceding the current Calendar Year, all or any part of the audited Party’s records and books necessary to check the accuracy of any Cost of Goods calculated or payments made or required to be made hereunder. The accounting firm shall enter into appropriate obligations with the audited Party to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to Revance and Fosun only whether Cost of Goods calculated or the payments made are correct and details concerning any discrepancies, but no other information shall be disclosed to the Party requesting the inspection. The charges of the accounting firm shall be paid by the Party

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

requesting the inspection, except that if the Cost of Goods being audited have been overcalculated, or the payments being audited have been underpaid or the costs being reimbursed have been overstated, in each case by more than [*], the charges will be paid by the Party whose records and books are being inspected. Any failure by a Party to exercise its rights under this Section 10.01 with respect to a Calendar Year within the [*] year period allotted therefor shall constitute a waiver by such Party of its right to later object to any payments made by the other Party under this Agreement during such Calendar Year.
Section 10.02    Publicity Review. Subject to the further provisions of this Section 10.02, no Party shall originate any written publicity, news release, or other announcement relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties (collectively, “Written Disclosure”), without the prior prompt review of a copy of the materials proposed to be disclosed and written approval of the other Party. This Section 10.02, shall not prohibit the disclosure under Section 7.04(a). Notwithstanding the foregoing provisions of this Section 10.02, each Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required under the Securities Laws of the United States, Hong Kong SAR or P. R. China, or any listing or trading agreement concerning its publicly traded securities, or under any applicable securities laws, or any rule or order of stock exchange; provided that, prior to making such Written Disclosure, Revance or Fosun shall where reasonably practicable provide the other Party with a copy of the materials proposed to be disclosed and an opportunity to promptly review and comment on the proposed Written Disclosure. To the extent that Fosun reasonably requests that any information in the materials proposed to be disclosed be deleted, Revance shall use reasonable efforts to request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information) so that any information that Fosun reasonably requests to be deleted, to the extent permitted by the applicable government agency, are omitted from such materials. Notwithstanding the foregoing, each Party may issue an individual press release regarding the transaction contemplated by this Agreement; and the contents of such press release may, in each Party’s discretion, be substantially similar to the press release attached at Exhibit C hereto. For clarity, Revance shall have the right to issue press releases and other public announcements regarding the Development or Commercialization of the Product outside of the Territory without the prior review or written approval of Fosun.
Section 10.03    Use of Names. Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in relation to this transaction or otherwise in any public announcement, press release, or other public document without the prior written consent of such other Party; provided, however, that either Party may use the name of the other Party in any document required to be filed with any government authority, including without limitation the FDA and the Securities and Exchange Commission, or foreign equivalent bodies, or otherwise as may be required by Applicable Law, provided that such disclosure shall be governed by Section 7.04. Further, the restrictions imposed on each Party under this Section 10.03 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to Article VII.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE XI.
TERM AND TERMINATION
Section 11.01    Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the date on which all of Fosun’s payment obligations under Article VI have been performed or have expired (the “Term”).
Section 11.02    Termination Rights.
(a)    Termination for Cause. Subject to the provisions of this Section 11.02, if either Party (the “Breaching Party”) shall have committed a material breach of any of its material obligations under this Agreement, and such material breach shall remain uncured and shall be continuing for a period of [*] days following the Breaching Party’s receipt of notice of such breach from the other Party (the “Non-Breaching Party”) stating the Non-Breaching Party’s intent to terminate this Agreement in its entirety pursuant to this Section 11.02(a) if such breach remains uncured, then, in addition to any and all other rights and remedies that may be available, the Non-Breaching Party shall have the right to terminate this Agreement effective upon the expiration of such [*] day period (subject, however, to the provisions set forth below in this Section 11.02(a)). Notwithstanding the above, if (i) such material breach cannot reasonably be cured within such [*] day period, (ii) the Breaching Party provides, within such [*] day period, the Non-Breaching Party with a written detailed plan that contains measures that can be reasonably expected to cure such breach in a time frame reasonably acceptable to both Parties, which shall not extend beyond [*] from the date the plan is presented to the Non-Breaching Party, and (iii) the Breaching Party commences to perform such measures in accordance with such plan, and (iv) the Breaching Party thereafter diligently continues to perform such measures as detailed in such plan, then the Non-Breaching Party shall not be entitled to terminate this Agreement (and any notice of termination issued pursuant to the foregoing sentence shall not become effective) unless and until the earlier of (x) the Breaching Party ceases to diligently perform such measures despite then not having cured the breach, or (y) the Breaching Party fails to cure the breach in the time frame agreed to by the Non-Breaching Party in the plan, which shall not exceed [*] from the date the plan is presented to the Non-Breaching Party.
(b)    Termination for Challenge of Licensed Patents. Prior to its expiration, Revance may terminate this Agreement in its entirety by written notice to Fosun if (i) Fosun or its Affiliates challenges the validity, scope or enforceability of or otherwise opposes any Revance Patent or corresponding Patents inside or outside the Territory and (ii) Fosun does not cause such measures to cease within [*] days after having received written notice thereof from Revance, requesting such measures to cease and stating Revance’s intention to terminate this Agreement if such measures are not ceased within the prescribed time. If a Sublicensee of Fosun challenges the validity, scope or enforceability of or otherwise opposes any Revance Patent or corresponding Patents under which such Sublicensee is sublicensed or corresponding Patents inside or outside of the Territory, then Fosun shall, upon written notice from Revance terminate such sublicense or cause the Sublicensee to cease such measures within [*] days. Fosun shall include provisions in all agreements under which a Sublicensee obtains a sublicense under any Revance Patent providing that if the Sublicensee

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

challenges the validity or enforceability of or otherwise opposes any such Patent under which the Sublicensee is sublicensed, Fosun may terminate such sublicense.
(c)    Termination for Insolvency. A Party may terminate this Agreement effective immediately upon written notice to the other Party if at any time during the Term, the other Party (the “Debtor”) (i) becomes insolvent, (ii) has a case commenced by or against it under the Bankruptcy Code, (iii) files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings, (iv) assigns all or a substantial portion of its assets for the benefit of creditors, (v) has a receiver or custodian appointed for the Debtor’s business, or (vi) has a substantial part of its business being subject to attachment or similar process; provided, however, that in the event of any involuntary case under the Bankruptcy Code, the first Party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if the case is dismissed within [*] days after the commencement thereof.
(d)    Termination for Revance Change of Control. Pursuant to Section 2.07, the Revance, or its CoC Successor if applicable, shall have the right to terminate this Agreement based on Revance CoC in accordance with the terms of Section 2.07.
(e)    Termination for Convenience. Prior to its expiration, this Agreement may be terminated in its entirety at any time by Fosun effective upon one hundred and twenty (120) days (or such longer period as Fosun may elect at its sole discretion) prior written notice to Revance.
Section 11.03    Consequences of a Fosun Triggered Termination. In the event (a) Revance terminates this Agreement pursuant to Section 11.02(a) for Fosun’s material breach; (b) Revance terminates this Agreement pursuant to Section 11.02(b) for patent challenge by Fosun; (c) Revance terminates this Agreement pursuant to Section 11.02(c) for Fosun’s insolvency; or (d) Fosun terminates this Agreement pursuant to Section 11.02(e) (a termination as per (a) through (d) being a “Fosun Triggered Termination”), both Revance and Fosun shall, subject to Section 11.03(a), continue to be obligated during the termination notice period (as applicable) to perform as far as reasonably practicable all of its obligations under this Agreement and any other agreements concluded between the Parties in accordance with this Agreement. If a Fosun Triggered Termination occurs after the first Regulatory Approval of the Product in the Territory, Fosun shall continue to use Commercially Reasonable Efforts to Commercialize such Product in the Territory until the earlier of (i), if applicable, the expiration of the fifteen (15) day notice period, in the event of a termination by Fosun pursuant to Section 11.02(d); (ii) receipt of Revance’s written notice that Fosun may cease such Commercialization activities; or (iii), if applicable, the effective date of the termination notice issued pursuant to Section 11.02(a), Section 11.02(b), or Section 11.02(c). In addition, as a result of a Fosun Triggered Termination the following shall apply:
(a)    All licenses and rights to the Revance Technology granted to Fosun hereunder shall terminate as of the effective date of such termination, except to the extent and for so long as is necessary to permit Fosun to finish work-in-progress, sell any inventory of Product that remains on hand as of the date of the termination and otherwise perform any responsibilities in connection with any then ongoing clinical trial or other activity that cannot be terminated as of such date under Applicable Laws, including GCP, it being agreed that all such activities and responsibilities shall be discontinued and ceased (unless otherwise agreed or required under Applicable Laws by

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

transitioning such activities and responsibilities to Revance) as promptly as possible, subject to Applicable Laws, including GCP. Fosun shall reasonably cooperate to transfer all responsibilities and activities related to its Development and Commercialization activities to Revance in an orderly fashion so as to not disrupt current Development and Commercialization efforts in the Territory.
(b)    Each Party shall return all data, files, records and other Materials in its possession or Control containing or comprising the other Party’s Confidential Information to which such first Party does not retain rights hereunder (except one copy thereof, which may be retained by the returning Party solely for legal archive purposes). For the avoidance of doubt, Fosun shall return all Revance Know-How and Product-related IPR (assigned under Section 8.02), including but not limited to all clinical trial data and records, regulatory submissions and correspondence, and marketing and sales information, all to the extent related to the Product.
(c)    Fosun shall, where permitted under Applicable Laws, as promptly as reasonably practical transfer to Revance all INDs, BLAs, Drug Approval Applications, Regulatory Approvals, and any other Product-related IPR with respect to the Product in the Territory, and shall take such other actions and execute such other instruments, assignments, and documents as may be necessary to affect the transfer of rights hereunder to Revance. Without limiting the generality of the foregoing, Fosun agrees to submit to the NMPA and other Regulatory Authorities where reasonably appropriate and permitted under Applicable Laws in jurisdictions in which any regulatory filings have been made with respect to the Product, within ten (10) Business Days after the effective date of such termination, a letter (with copy to Revance) notifying the NMPA and such other Regulatory Authorities of the transfer of any regulatory filings for the Product in such jurisdictions from Fosun to Revance. Additionally, Fosun will provide Revance with copies of regulatory filings necessary to practice the rights granted to it under this Section 11.03(c).
(d)    Fosun will assign (or cause its Affiliates to assign) to Revance, at Revance’s request, all of Fosun’s (or its Affiliates’) rights and obligations under agreements with Third Parties with respect to (i) the conduct of clinical trials for the Product, including Agreements with CROs, clinical sites and investigators that relate to clinical trials in support of Regulatory Approvals in the Territory, and (ii) any other Third Party agreements involving the Development or Commercialization of the Product, unless in each of (i) or (ii), such agreement is not permitted to be assigned pursuant to its terms or relates to products other than the Product, in which case Fosun will cooperate with Revance in all reasonable respects to transfer as promptly as reasonably practical to Revance the benefit of such contract in another mutually acceptable manner and upon Revance’s request facilitate discussions between Revance and such Third Parties to assist Revance in entering into a direct agreement with such Third Parties.
(e)    To the extent they are assignable and as requested by Revance, Fosun shall execute any documents necessary to transfer to Revance rights under any Third Party licenses obtained by Fosun pursuant to and during the course of the term of this Agreement for the purpose of Exploiting the Product, and Revance shall thereafter be responsible for all costs, expenses and obligations associated with such Third Party licenses.
(f)    Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties of any liability, including without limitation any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 11.03 shall survive in addition to others specified in this Agreement to survive in such event.
(g)    Fosun shall be entitled, during a period of [*] days following the Fosun Triggered Termination, to finish any work-in-progress, unless Revance requests the transfer thereof in accordance with the terms of Section 11.03, and to sell any inventory of Product that remains on hand as of the date of the termination, so long as Fosun pays to Revance the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement; provided that if such termination is by Revance pursuant to Section 11.02(a), that Fosun’s rights under this Section 11.03(g) shall be subject to Revance’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.
(h)    Notwithstanding anything else set forth in this Agreement, (i) Fosun shall not have any obligations to continue any Development or Commercialization with respect to particular doses of the Product if Fosun has terminated this Agreement pursuant to Section 11.02(e) with reference to any material safety concerns regarding such doses, as determined by the JDC; and (ii) should Revance elect to pursue any Development or Commercialization of Product following any such termination by Fosun, Revance shall - without prejudice to or limitation of any other or further obligations under this Agreement (including Section 12.01(b)) - indemnify Fosun for any Third Party claims arising from Revance’s Development or Commercialization after the effective date of such termination as set forth in Section 12.01(b).
Section 11.04    Consequences of Termination (or Right to Terminate) by Fosun for Revance’s breach or insolvency. If Fosun is entitled to terminate this Agreement pursuant to Section 11.02(a) as a result of a material breach by Revance or Section 11.02(c) for an insolvency or other transaction described therein affecting Revance. Fosun may elect to terminate this Agreement subject to the provisions set forth in Section 11.04(a), or to continue the Agreement subject to the provisions set forth in Section 11.04(b).
(a)    If Fosun terminates the Agreement under Section 11.02(a) or under Section 11.02(c), the terms and obligations under Section 11.03 shall apply as if such termination were a Fosun Triggered Termination, except that (i) notwithstanding anything set forth to the contrary in Section 11.03, Revance shall [*] in connection with performing any of the activities [*], and (ii) [*] the transfer or assignment of data, files, records, Materials and, if applicable, INDs, BLAs, Drug Approval Applications, Regulatory Approvals, Product-related IPR and any other rights granted under the above provisions in Section 11.03, if this Agreement is terminated pursuant to Section 11.02(a) or Section 11.02(c) [*], Revance shall [*] as if [*] or [*]; provided, however, that the applicable [*] set forth in Section [*], subject to the remaining subsections included in Section [*], and the provisions of Section [*] and Section [*]; provided that [*] shall not [*] in connection with its activities pursuant to this Agreement. The foregoing shall be in addition and without prejudice to any other remedies that may be available to Fosun due to Revance’s breach, including any money

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

damages that may be awarded to Fosun in connection with its termination pursuant to Section 11.02(a).
(b)    If Fosun has the right to terminate this Agreement under Section 11.02(a) or Section 11.02(c), but elects to continue this Agreement, this Agreement shall continue in full force and effect, except that if Fosun is entitled to terminate this Agreement under Section 11.02(a) due to Revance breach (but not if Fosun’s right to terminate is based solely on Revance’s insolvency pursuant to Section 11.02(c)), [*] Revance shall [*], or [*].
(c)    Except where expressly provided for otherwise in this Agreement, termination of this Agreement by either Party shall not relieve the Parties of any liability, including without limitation any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 11.04 shall survive in addition to others specified in this Agreement to survive in such event.
(d)    Consequences of a Termination for Revance Change of Control. In the event this Agreement is terminated pursuant to Section 2.07 and Section 11.02(d), the terms and obligations under Section 11.03 shall apply as if such termination were a Fosun Triggered Termination, and shall become effective upon payment to Fosun of the full amount of economic compensation provided in Section 2.07. Revance or its CoC Successor shall further fully compensate Fosun for any reasonable costs or expenses incurred by itself or its Affiliates in connection with performing any of the activities contemplated by termination under Section 11.03 and this Section 11.04(d).
Section 11.05    Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code, or equivalent provisions of applicable legislation in any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Unites States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
Section 11.06    Surviving Rights and Obligations. The rights and obligations set forth in this Agreement shall extend beyond the expiration or termination of the Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

are necessary to permit their complete fulfillment or discharge. Without limiting the foregoing, the Parties have identified various rights and obligations which are understood to survive, as follows: In the event of expiration or termination of this Agreement for any reason, the following provisions shall survive in addition to others specified in this Agreement to survive in such event: Article I, Article VI (outstanding payment obligations accrued), Article VII (with the exception of Section 7.03), Article X, Article XI, Article XII (solely as to actions arising during the term of this Agreement, or as to activities conducted in the course of a Party’s exercise of licenses surviving after the term of this Agreement), Article XIII and Article XIV, and Section 4.01.
Section 11.07    Accrued Rights. Termination, relinquishment, or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration, including without limitation damages arising from any breach hereunder. Such termination, relinquishment, or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.
ARTICLE XII.
INDEMNIFICATION
Section 12.01    Indemnification.
(a)    Fosun hereby agrees to indemnify, defend, and hold harmless Revance, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Losses incurred by them resulting from or arising out of or in connection with any suits, claims, actions or demands made or brought by a Sublicensee or other Third Party (collectively, “Third Party Claims”) against Revance, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of: (i) the importation, Development, or Commercialization of the Product in the Territory; (ii) any violation of Applicable Law by Fosun, its Affiliates or Sublicensees in performing Fosun’s obligation under this Agreement; and (iii) any material breach by Fosun, its Affiliates or Sublicensees of Fosun’s representations, warranties and/or obligations under this Agreement; except in any case, to the extent such Losses are Losses for which Revance has an obligation to indemnify Fosun, its Affiliates or their respective employees, officers, directors or agents pursuant to Section 12.01(b), as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
(b)    Revance hereby agrees to indemnify, defend and hold harmless Fosun, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Losses incurred by them resulting from or arising out of or in connection with any Third Party Claims against Fosun, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of: (i) the Manufacture, Development or Commercialization of Product outside the Territory; (ii) any violation of Applicable Law by Revance or its Affiliates in performing Revance’s obligations under this Agreement; and (iii) any material breach by Revance or its Affiliates of Revance’s representations, warranties and/or obligations under this Agreement; except in any case, to the extent such Losses are Losses for which Fosun has an obligation to indemnify Revance, its Affiliates or their respective employees, officers, directors or agents pursuant to Section 12.01(a),

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.
Section 12.02    Mechanism.
(a)    In the event that a Party (the “Indemnified Party”) is seeking indemnification under Section 12.01(a) or Section 12.01(b), it shall notify the other Party (the “Indemnifying Party”) in writing of the relevant Third Party Claim and the relevant Loss for which indemnification is being sought as soon as reasonably practicable after it becomes aware of such claim. Each such notice shall contain a description of the Third Party Claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Third Party Claim or Losses. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates, and each of its and their respective employees, officers, directors and agents shall be made solely by such Party to this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the relevant Third Party Claim (including without limitation the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.
(b)    Notwithstanding Section 12.01, the failure to give timely notice to the Indemnifying Party shall not release the Indemnifying Party from any liability to the Indemnified Party to the extent the Indemnifying Party is not prejudiced thereby and, for the avoidance of doubt, the Indemnifying Party shall not be liable to the extent any Loss is caused by any delay by the Indemnified Party in providing such notice. Notwithstanding the provisions of Section 12.02(a) requiring the Indemnified Party to tender to the Indemnifying Party the exclusive ability to defend such claim, if the Indemnifying Party declines to or fails to timely assume control of the relevant Third Party Claim, the Indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such claim, all at the sole costs and expense of the declining or failing Party; provided, however, that neither Party shall settle or dispose of any such claim in any manner that would adversely affect the rights or interests or admit fault, of the other Party without the prior written consent of such other Party, which shall not be unreasonably withheld, delayed or conditioned. Each Party, at the other Party’s expense and reasonable request, shall cooperate with such other Party and its counsel in the course of the defense or settlement of any such claim, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.
Section 12.03    Mitigation of Loss. Each Indemnified Party shall take and shall ensure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

damages) under this Article XII. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
Section 12.04    Insurance. Both Parties shall use Commercially Reasonable Efforts, at their own discretion, to procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Each party shall still be responsible for its liability at its own risk whether it does or doesn’t procure or maintain such insurance. Such insurance shall not be construed to create a limit of both Party’s liability with respect to its indemnification obligations under this Article XII.
ARTICLE XIII.
DISPUTE RESOLUTION
Section 13.01    Referral of Disputes to the Parties Senior Executives. Subject to Section 3.05, in the event of any dispute between the Parties arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Senior Executives for attempted resolution by good faith negotiations within [*] days after such notice is received.
Section 13.02    Mechanism.
(a)    If (i) Revance at any time has a good faith belief that Fosun may be in material breach of its obligations [*], (ii) Revance has notified Fosun of its belief in writing and the Parties are not in agreement as to whether or not such breach [*] exists, and (iii) the Parties have not resolved the dispute through good faith negotiations pursuant to Section 13.01 within the prescribed time, then Revance shall have the right (but not the obligation) to request, through written notice to Fosun (a “Mediation Notice”) within [*] days after the expiry of the time period set forth in Section 13.01, that the Parties shall attempt in good faith to settle such dispute by mediation administered by the [*] under its then-current [*] Mediation Rules, as such rules may be modified by this Section 13.02(a) or otherwise by subsequent written agreement of the Parties. For clarity, Revance shall not be obligated to exercise its right to initiate mediation pursuant to this Section 13.02(a) before initiating arbitration pursuant to Section 13.02(b), or before notifying Fosun that it is exercising its right of termination under Section 11.02(a). If Revance elects to exercise its right to initiate mediation within the prescribed time, then the following shall apply: If the Parties are unable to reach agreement on the selection of the mediator within [*] Business Days after Fosun’s receipt of the Mediation Notice from Revance, then either or both Parties shall immediately request the [*] to select a mediator with the requisite background, experience and expertise in the biopharmaceutical industry to assist the Parties in resolving the dispute amicably. The place of mediation shall be [*], and all negotiations and communications shall be in English. The Parties shall have the right to be represented by counsel during the mediation. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Parties shall share equally all costs of engaging such mediator and using the [*] to mediate such matter. Any decisions or recommendations of the mediator shall be confidential and non-binding on the Parties. If the Parties are unable to resolve the dispute through mediation pursuant to this Section 13.02(a) within a period of [*] days following Fosun’s receipt of the Mediation

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notice from Revance, then Revance or Fosun shall thereafter have the right to refer the dispute to arbitration pursuant to Section 13.02(b) or notify Fosun that it is exercising its right of termination under Section 11.02(a).
(b)    Subject to Section 13.01 and Section 13.01(a), any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement shall be settled by binding arbitration administered by the [*] in accordance with its then-current [*] Arbitration Rules, as such rules may be modified by this Section 13.02(b) or otherwise by subsequent written agreement of the Parties. The number of arbitrators shall be three (3), of whom the Parties shall select one (1) each. The two arbitrators so selected will select the third and final arbitrator. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the [*] shall select the third arbitrator. The place of arbitration shall be [*], and all proceedings and communications shall be in English. The Parties shall have the right to be represented by counsel. Any judgment or award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree that such judgment or award may be enforced in any court of competent jurisdiction. The cost of the arbitration, including the fees of the arbitrators, shall be borne by the Party the arbitrators determine has not prevailed in the arbitration.
Section 13.03    Preliminary Injunctions. Notwithstanding anything to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any dispute.
Section 13.04    Patent Disputes. Notwithstanding anything to the contrary, any and all issues regarding the scope, inventorship, construction, validity, or enforceability of Patents shall be determined arbitration administered by the [*] Arbitration under the local patent laws of the jurisdictions having issued the Patents in question.
Section 13.05    Confidentiality. All proceedings and decisions of a mediator or arbitrator(s) in connection with proceedings pursuant to Section 13.02 shall be deemed Confidential Information of each of the Parties and shall be subject to Article VII.
ARTICLE XIV.
MISCELLANEOUS
Section 14.01    Assignment; Performance by Affiliates.
(a)    Neither Party may assign any of its rights or obligations under this Agreement in any country in whole or in part without the prior written consent of the other Party, except that each Party shall have the right, without such consent, (i) to perform any of its obligations and exercise any of its rights under this Agreement through, and to assign all of its rights and obligations under this Agreement to, any of its Affiliates, provided that such performance or exercise by such Affiliate, or such assignment, as applicable, could not reasonably be expected to subject the other Party to any adverse Tax consequences with regard to any payments under this Agreement; and (ii) on written notice to the other party, to assign all of its rights and obligations under this Agreement to a non-

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliate successor in interest, whether by Change of Control, merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, to all or substantially all of the business to which this Agreement relates; however, provided that both under (i) and (ii) the assignees shall have at least the same capability and capacity of such Party to perform any obligations and exercise any rights under this Agreement. In the event that a Party performs its obligations or exercises its rights under this Agreement through an Affiliate (without having assigned all of its rights and obligations to such Affiliate as permitted under this Section 14.01), doing so shall not relieve the relevant Party of its responsibilities for the performance of its obligations under this Agreement, and the relevant Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance).
(b)    This Agreement shall survive any succession of interest permitted pursuant to Section 14.01(a)(ii), whether by Change of Control, merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, provided, that, in the event of such merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, no Intellectual Property Rights of the acquiring corporation shall be included in the technology licensed hereunder, unless such Intellectual Property Rights arise as a result of the performance of this Agreement by such corporation after such transaction becomes effective.
(c)    This Agreement shall be binding upon and inure to the benefit of the successors, and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.
Section 14.02    Force Majeure. In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor disputes (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, epidemic, quarantine, fire, flood, storm, earthquake, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid. A Party that is prevented or delayed in its performance under this Agreement by an event of Force Majeure (a “Force Majeure Party”) shall, as soon as reasonably practical but no later than ten (10) days after the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to this Section 14.02, the Force Majeure Party shall not be liable for delay in performance or for non‑performance of its obligations under this Agreement, in whole or in part, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall exert all reasonable efforts to avoid or remedy such Force Majeure.
Section 14.03    Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 14.04    Notices. All notices, requests, waivers and other communications made hereunder shall be in writing and shall be deemed given (a) upon delivery, if delivered personally; (b) upon confirmation of receipt, if by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) seven (7) Business Days after deposit in the mail as registered or certified mail (unless earlier return receipt requested), (d) three (3) Business Days after deposit with postage prepaid, or sent by internationally recognized overnight delivery service that maintains earlier records of delivery, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).
If to Revance, addressed to:
Revance Therapeutics, Inc.
7555 Gateway Boulevard
Newark, California 94560
Attention: Mukul Agarwal, VP Business Development
Email: magarwal@revance.com

With a copy to:
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Portia Ku, Esq.
Email: pku@omm.com

If to Fosun, addressed to:
Strategic Product Development Center
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.
Building A, 1289 Yishan Road
Minhang District, Shanghai 200233
P.R.China
Attention: Ning Yuan, General Manager
Email: yuann@fosunpharma.com

Section 14.05    Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a waiver of any other of such Party’s rights or remedies provided in this Agreement.
Section 14.06    Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant, or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and (b) the Parties covenant

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.
Section 14.07    Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York, USA, without giving effect to any conflict of law principle that would otherwise result in the application of the laws of any State or jurisdiction other than the State of New York, USA.
Section 14.08    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 14.09    Entire Agreement. This Agreement, including without limitation all exhibits attached hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties and supersedes and terminates all prior and contemporaneous agreements and understanding between the Parties, including without limitation the agreements and amendments set forth in Section 7.06. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as set forth in this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.
Section 14.10    Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER Section 12.01, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND SUBLICENSEES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, REVENUE, MILESTONES OR ROYALTIES. This Section 14.10 shall not limit either Party’s obligations under Article XII.
Section 14.11    No Partnership. It is expressly agreed that the relationship between Revance and Fosun shall not constitute a partnership, joint venture, or agency. Neither Revance nor Fosun shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party to do so.
[SIGNATURE PAGE FOLLOWS]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers or representatives.
Revance Therapeutics Inc.

By: /s L. Daniel Browne
Name: L. Daniel Browne
Title: President & Chief Executive Officer

Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.

By: /s/ Yifang Wu
Name: Yifang Wu
Title: President

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A
(Revance Patents)

Ref. No. Country	Title	Patent Application No.	Int’l Filing Date	Patent No.	Expiration Date	Status
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[Exhibit A to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B
(Fosun Affiliates)

[*]

[Exhibit B to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C
(Draft Press Release Attached)

[Exhibit C to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Revance Announces China Market License Agreement with Fosun Pharma for RT002

– Upfront payment of $30 million, plus potential milestone payment and tiered royalties on future sales –

NEWARK, Calif., December 4 - Revance Therapeutics, Inc. (NASDAQ:RVNC), a biotechnology company developing next- generation neuromodulators for use in treating aesthetic and therapeutic conditions, today announced that the company has entered into a license agreement with Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd., (Fosun Pharma Industrial), a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd (Fosun Pharma), providing Fosun Pharma Industrial with the exclusive rights to develop and commercialize Revance’s proprietary DaxibotulinumtoxinA for Injection (RT002) in mainland China, Hong Kong and Macau (the Territory). RT002 is a novel, long-lasting neuromodulator in development for the treatment of aesthetic conditions, including glabellar and upper facial lines, and neuroscience conditions including cervical dystonia, plantar fasciitis, adult upper limb spasticity and chronic migraine.

Under the terms of the agreement, Revance will receive an upfront payment of $30 million within 30 business days of entering into the license agreement and is eligible to receive additional potential development and sales milestone payments of up to $230.5 million, as well as tiered low-double-digit to high-teen royalty payments on future net sales. Fosun Pharma Industrial will be responsible for conducting necessary clinical studies, marketing and sales in the Territory, while Revance will be responsible for manufacturing drug substance and finished drug product for both the clinical and commercial activities in the Territory. There will be no transfer of intellectual property.

"Fosun Pharma is one of the leading healthcare companies in China, with the expertise and access to reach both the aesthetics and therapeutic markets. We see Fosun Pharma as an ideal partner to commercialize RT002 in the fast-growing Chinese market for neuromodulators, " said Dan Browne, president and chief executive officer at Revance. Fosun Pharma already has a growing portfolio of products in facial aesthetics where we plan to gain the first approval for RT002, backed by assets in a broad range of important therapeutics indications. We look forward to working with the Fosun Pharma team on the clinical, regulatory and commercial pathways to introduce RT002 in this important, developing geography."

"We are pleased to partner with Revance to bring a truly next generation neuromodulator to China," said Yifang Wu, president and chief executive officer of Fosun Pharma, the parent company of Fosun Pharma Industrial. "At Fosun Pharma, our values are based on the care for life, innovation, excellence and sustained partnership. Revance shares those values. The safety profile, high response rates and long duration of effect provides consumers and patients with an improved experience and gives us the confidence that RT002 will be a highly effective neuromodulator treatment."

About RT002

DaxibotulinumtoxinA for Injection (RT002) is an investigational product and the first neuromodulator with long-acting duration. It is a novel, next-generation neuromodulator in development for the treatment of aesthetic indications and a number of potential therapeutic conditions, including movement disorders, pain and other neuroscience-based targets. RT002 is the only neuromodulator using a Revance proprietary stabilizing excipient peptide technology in its formulation, which results in high efficacy, long duration and provides two-year product stability requiring no refrigeration. RT002 is the first and only botulinum toxin product sourced, processed and manufactured in the US and formulated without human blood- derived products or manufactured using animal-derived proteins.

[Exhibit C to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Revance has four active clinical programs for RT002 injectable under way. The SAKURA 1, SAKURA 2 and SAKURA 3 trials to treat glabellar lines are complete. For cervical dystonia, the company was granted orphan drug designation from the FDA and initiated a Phase 3 program in mid-2018. The company plans to announce first patient dosing for Phase 2 trials for RT002 for the management of plantar fasciitis and for adult upper limb spasticity before year-end 2018.

About Shanghai Fosun Pharmaceutical (Group) Co., Ltd.

Established in 1994, Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (stock code: 600196.SH, 02196.HK) is a leading healthcare group in the People’s Republic of China. Adhering to the mission of improving human health, Fosun Pharma’s business covers all key sectors of healthcare industry chain, including pharmaceutical manufacturing and R&D, healthcare services, medical devices and medical diagnosis, as well as pharmaceutical distribution and retail. Fosun Pharma always regards innovation as the driving force for its business growth. The company continuously optimized its pharmaceutical R&D system that integrates biosimilars and innovative drugs and has established international R&D teams in China, the United States, India, etc., forming a globally interactive R&D system. Fosun Pharma maintains a national recognized enterprise technology center and establishes innovative chemical drugs platform, biologics platform, high-value generic drugs platform and cell-therapy platform. At present, Fosun Pharma maintains the leading position with its core products in various therapeutic areas, including oncology, cardiovascular system, central nervous system, blood system, metabolism and alimentary system and anti-infection. All products occupy the leading position in each market segment.

About Revance Therapeutics, Inc.
Revance Therapeutics is an emerging Silicon Valley biotechnology leader developing neuromodulators for the treatment of aesthetic and therapeutic conditions. Revance uses a unique proprietary, stabilizing excipient peptide technology to create novel, differentiated therapies. The company’s lead compound, DaxibotulinumtoxinA for Injection (RT002), is in clinical development for a broad range of aesthetic and therapeutic indications, including glabellar lines, cervical dystonia, plantar fasciitis, upper limb spasticity and chronic migraine. RT002 has the potential to be the first long-acting neuromodulator. The company is advancing a robust pipeline of injectable and topical formulations of daxibotulinumtoxinA. More information on Revance may be found at www.revance.com.
“Revance Therapeutics” and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the anticipated receipt of payments and potential receipt of development and sales milestones, as well as royalties on potential future sales of RT002 under the license with Fosun Pharma; the timing and conduct of regulatory, developmental and commercial activities to be conducted under the license with Fosun Pharma; the process and timing of, and ability to complete, current and anticipated future clinical development of our investigational drug product candidates, the initiation, design, timing and results of our clinical studies, and related results and reporting of such results, including the SAKURA 3 study of RT002; statements about our business strategy, timeline and other goals and market for our anticipated products, plans and prospects; including our pre- commercialization plans for RT002 to treat glabellar (frown) lines; and statements about our ability to obtain regulatory approval with respect to our drug; and potential benefits of our drug product candidates and our excipient peptide and other technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the fact that we may not receive any milestone, royalty or other payments from Fosun Pharma, our dependence on Fosun Pharma to timely and successfully develop and commercialize RT002 in the China market, that we may not obtain the anticipated financial and other benefits of the license

[Exhibit C to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

agreement with Fosun Pharma; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate

[Exhibit C to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the "SEC"), including factors described in the section entitled "Risk Factors" of our quarterly report on Form 10-Q filed November 2, 2018. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

###

Contacts for Revance
INVESTORS
Revance Therapeutics, Inc.:
Jeanie Herbert (714) 325-3584
jherbert@revance.com

or

Burns McClellan, Inc.:
Ami Bavishi (212) 213-0006
abavishi@burnsmc.com

or

MEDIA
General Media:
TOGORUN:
Mariann Caprino (917) 242-1087
m.caprino@togorun.com

or

Trade Media: Nadine Tosk (504) 453-8344
nadinepr@gmail.com

[Exhibit C to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Contact for Fosun Pharma
Anjiang Liu (646) 490-9833
liuanj@fosunpharma.com

Source: Revance Therapeutics, Inc.

[Exhibit C to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D
(List of JDC Members)
Revance Initial List of JDC Members:

•	Chief Operating Officer or SVP Clinical Development

•	VP Business Development/Alliance Management

•	General Counsel

Fosun Initial List of JDC Members:

•	Chief Medical Officer

•	Vice General Manager Business Development Department

•	Head of Regulatory Affairs

[Exhibit D to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT E
(Cost of Goods Condition)
The Cost of Goods for a vial of Product supplied for Commercialization purposes [*], subject to [*], provided that [*].

[Exhibit E to License Agreement]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.